As filed with the Securities and Exchange Commission on November 12, 2008
Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIODRAIN MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	3842	33-1007393

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
(651) 389-4800
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kevin R. Davidson
Chief Executive Officer
2060 Centre Pointe Boulevard, Suite 7
Mendota Heights, Minnesota 55120
(651) 389-4800
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copy to: Ryan Hong, Esq. Melissa Mallah, Esq. RICHARDSON & PATEL LLP 10900 Wilshire Boulevard, 5th Floor Los Angeles, California 90024 Telephone: (310) 208-1182 Facsimile: (310) 208-1154

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $0.01 par value (1)	7,084,124	$.35	$2,479,443	$97.44

Common stock underlying warrants to purchase common stock (2)	4,689,290	$.46	$2,157,074	$84.77

Common stock underlying convertible debentures (1)	620,096	$.35	$217,034	$8.53

Common stock underlying warrants for convertible debentures (3)	620,096	$.35	$217,034	$8.53

TOTAL	13,013,606	N/A	$5,070,585	$199.27

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)	Calculated in accordance with Rule 457 (g) under the Securities Act on the basis of an exercise price of $.46 per share.

(3)	Calculated in accordance with Rule 457 (g) under the Securities Act on the basis of an exercise price of $.35 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 12, 2008

PRELIMINARY PROSPECTUS

BioDrain Medical, Inc.

13,013,606 Shares of Common Stock

$0.01 par value

          This prospectus covers the resale by selling shareholders named on page 51 of up to 13,013,606 shares of common stock which include:

•	7,084,124 shares of common stock;

•

5,309,386 shares of common stock underlying common stock purchase warrants, which includes 620,096 shares of common stock underlying warrants issuable upon conversion of certain notes issued in conjunction with a bridge loan we undertook in July 2007; and

•	620,096 shares of common stock underlying the convertible notes.

          There is no current trading market for our securities and this offering is not being underwritten. These securities will be offered for sale by the selling shareholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.” We intend to seek and obtain quotation of our common stock for trading on the OTC Bulletin Board and to thereafter apply for trading on either the NASDAQ market or the NYSE Alternext U.S. LLC (formerly American Stock Exchange) at such time that we meet the requirements for listing on those exchanges. We estimate that the selling shareholders will sell at a price between $.35 to $.46 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

          AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 3.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

          The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

The date of this prospectus is November 12, 2008

          Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

          Neither we nor the selling shareholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

Prospectus Summary

          This summary highlights material information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to BioDrain Medical, Inc. as “BioDrain,” “our company,” “we,” “us” and “our.”

Our Company

          BioDrain is an early-stage company developing a patented and patent-pending medical device designed to provide medical facilities with effective, efficient and affordable means to safely dispose of potentially contaminated fluids generated in the operating room and other similar medical locations in a manner that protects hospital workers from exposure to such fluids, reduces costs to the hospital, and is environmentally conscious.

          BioDrain was incorporated in Minnesota on April 23, 2002. We are the registered owner of a pending U.S. patent application for our current fluid management system (“FMS”). We plan to distribute our products to medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented and disposed of with minimal exposure potential to the healthcare workers who handle them. Our goal is to create products that dramatically decrease staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, our technologies will provide cost savings to facilities over the aggregate costs incurred today using their current methods of collection, neutralization and disposal. Initially, our products will be sold through independent distributors and manufacturers representatives in the United States and Europe.

Risks Related to Our Business

          Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors.”

The Offering

          The shares issued and outstanding prior to this offering consist of 8,163,687 shares of common stock and do not include:

•

5,866,578 shares of common stock issuable upon the exercise of warrants having a range of exercise prices from $.02 to $3.34 per share (comprised of 5,309,386 shares of common stock underlying the warrants we are registering pursuant to this registration statement; 157,191 shares of common stock reserved for issuance upon the exercise of outstanding warrants granted to certain investors; and 400,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants granted in connection with an intellectual property purchase agreement and consulting agreements with third parties);

•	outstanding options to purchase 891,176 shares of our common stock;

•	975,405 shares of common stock reserved for issuance under our 2008 Equity Incentive Plan;

•	620,096 shares of common stock subject to issuance upon conversion of convertible notes issued in conjunction with a bridge loan we undertook in July 2007; and

•	297,142 shares subject to issuance upon conversion of certain notes.

          We are registering 13,013,606 shares for sale by the selling shareholders identified in the section of this prospectus titled “Selling Security Holders.” The shares included in the table identifying the selling shareholders consist of:

•	7,084,124 shares of common stock;

•

5,309,386 shares of common stock underlying common stock purchase warrants, which includes 620,096 shares of common stock underlying warrants issuable upon conversion of convertible notes issued in conjunction with a bridge loan we undertook in July 2007; and

•	620,096 shares of common stock underlying the convertible notes.

          After this offering, assuming the exercise of all warrants and options with underlying shares which are covered by this prospectus, we would have 15,541,536 shares of common stock outstanding, which does not include the 975,405 shares of common stock reserved for issuance under our 2008 Equity Incentive Plan.

          BioDrain Medical, Inc. will not receive any of the proceeds from the sale of these shares. However, we may receive up to $2,374,107 upon the exercise of warrants. If some or all of the warrants are exercised, the money we receive will be used for general corporate purposes, including working capital requirements. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling shareholders. Information regarding our common stock, warrants and convertible notes is included in the section of this prospectus entitled “Description of Securities.”

Corporate Information

          Our corporate offices are located at 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120. Our telephone number is (651) 389-4800 and our website address is www.biodrainmedical.com. Information contained on our website shall not be deemed to be part of this prospectus.

Reverse Stock Split

          On June 6, 2008, our board of directors approved a 1-for-1.2545 reverse stock split of our common stock. Since the authorized number of shares of common stock was proportionally reduced on a 1-for-1.2545 basis, no shareholder approval was required.

          On October 20, 2008, our board of directors approved a subsequent 1-for-1.33176963 reverse stock split. Unless otherwise indicated, all discussions included in this prospectus relating to the outstanding shares of our common stock, including common stock to be issued upon exercise of outstanding warrants, refer to post-second reverse stock split shares.

Risk Factors

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

Our limited operating history makes evaluation of our business difficult.

          We were formed on April 23, 2002 and to date have not generated any revenue. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of these risks, expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses. These factors include uncertainty whether we will be able to:

•	Raise capital;

•	Develop and implement our business plan in a timely and effective manner;

•	Be successful in uncertain markets;

•	Respond effectively to competitive pressures;

•	Successfully address intellectual property issues of others;

•	Protect and expand our intellectual property rights; and

•	Continue to develop and upgrade our products.

Because we are a development stage company and not profitable and expect to incur additional losses, we will require additional financing to sustain our operations and without it we will not be able to continue operations.

          We incurred a net loss of approximately $159,900 and $273,000, respectively for the fiscal years ended December 31, 2007 and 2006 and $501,700 and $165,200 for the six months ended June 30, 2008 and 2007, respectively. These amounts include a significant amount of employee accrued payroll and consulting fees from a member of our board of directors. That amount was reduced by approximately $346,000 at December 31, 2007 and consulting fees were no longer accrued in 2008. We are currently negotiating with the individuals involved to compensate them for the remaining portion of the accrual. However, there is no guarantee that these negotiations will be successful. We have never earned a profit and we anticipate that we will continue to incur losses for at least the next 12 months. We continue to operate on a negative cash flow basis. We have not yet generated revenues and are still developing our planned principal operations. These factors raise substantial doubt about our ability to continue as a going concern. We believe that we will need to raise at least an aggregate of $3 million from both this offering and future offerings in order to have sufficient financial resources to fund our operations for the next 12 months because we are running a cash flow deficit. We may need additional funds to continue our operations, and such additional funds may not be available when required.

          To date, we have financed our operations through the sale of stock and certain borrowings. From 2002 to 2006 we received approximately $110,000 in debt financing of which approximately $44,400 remains outstanding as of the date of this prospectus and $99,400 in equity financing. In March 2007 we secured a $100,000 convertible note from two private investors. In July and August 2007 we secured a convertible bridge loan of $170,000. By August 2008, we closed a private placement financing of our common stock and warrants, through which we raised approximately $1.569 million to date with net proceeds of approximately $1.238 million. Approximately $331,000 will be allocated to outstanding legal fees ($75,000), finder fees ($86,000), and investor relations fees ($170,000 over the next two years).

          We expect to continue to depend upon outside financing to sustain our operations for at least the next 12 months. Our ability to arrange financing from third parties will depend upon our perceived performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor could lose a portion of or even lose their entire investment.

          Although we have been able to fund our current working capital requirements, principally through debt and equity financing, there is no assurance that we will be able to do so in the future.

We are an early-stage company with a limited operating history of no revenues.

          Since our formation in 2002, we have engaged in the formulation of a business strategy and the design and development of technologically advanced products. We have not generated any revenues to date. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business.

Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.

          We currently own and may in the future own or license additional patent rights or trade secrets in the U.S., Europe, Asia, Canada and elsewhere in the world that cover certain of our products. We rely on patent laws, and other intellectual property laws, nondisclosure and other contractual provisions and technical measures to protect our products and intangible assets. These intellectual property rights are important to our ongoing operations and no assurance can be given that any measure we implement will be sufficient to protect our intellectual property rights. We may lose the protection afforded by these rights through patent expirations, legal challenges or governmental action. If we cannot protect our rights, we may lose our competitive advantage or our competitive advantage could be lost if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. The loss of our intellectual property rights could have a material adverse effect on our business.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

          We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products. While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement by us could be costly, could require us to change our business practices, could potentially hinder or prevent our ability to deliver our products and services, and could result in a negative impact to our business. Expansion of our business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of our competitors and/or suppliers. Our inability to successfully mitigate those factors may significantly reduce our market opportunity and subsequent growth.

Our business would be materially and adversely affected if we were obligated to pay royalties under a patent purchase agreement.

          Our revenues would be materially adversely affected if our licensed intellectual property were found to infringe the intellectual property rights of others. Two individuals, Jay D. Nord and Jeffrey K. Drogue, filed a provisional patent application disclosing a particular embodiment for a medical waste fluid collection system (the “Nord/Drogue Embodiment”). We engaged the services of Marshall C. Ryan to further develop the medical waste fluid collection system for commercialization. Mr. Ryan conceived of an alternative embodiment for the medical waste fluid collection system (the “Ryan Embodiment”). An international (PCT) patent application was subsequently filed claiming priority to the earlier filed provisional application of Nord and Drogue and disclosing and claiming both the Nord/Drogue Embodiment and the Ryan Embodiment. The European and U.S. patent offices each rejected the patent claims covering the Nord/Drogue Embodiment as being unpatentable over the prior art. The claims were amended in both the U.S. and European applications to claim only the subject matter of the Ryan Embodiment and Mr. Ryan was added as a named inventor. As required under U.S. law, we removed Nord and Drogue as named inventors from the U.S. application because they were no longer inventors to the subject matter of the remaining patent claims. A European patent was subsequently granted to the Ryan patent application. The U.S. patent office has issued a notice of allowance, and the U.S. patent is expected to issue soon.

          We entered into a patent purchase agreement in September 2002 with Nord and Drogue prior to Mr. Ryan’s embodiment. Under the patent purchase agreement, certain royalties were to be paid to Nord and Drogue upon issuance of a U.S. patent. However, upon learning that the Nord/Drogue Embodiment was unpatentable, we invalidated the patent purchase agreement we had entered into with Nord and Drogue. Nord and Drogue could pursue legal action against us purportedly for breach of contract and patent infringement and may sue for damages and ownership interest in the patents. Although our management believes that we would prevail in such lawsuit, there is no assurance that we will. The Company maintains that Nord and Drogue have no interest whatsoever and that we will, at the very least, have an undivided joint ownership interest in the patents as a result of the rights granted to us by Mr. Ryan, who is, if not the sole inventor of the subject matter of the claims of the patents, at least a joint inventor. We have entered into an agreement with Mr. Ryan under which the Company will remain the exclusive owner of the patent.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

          Our industry is highly competitive with numerous competitors from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies. The total market for surgical suction canisters has been estimated at approximately $120,000,000 with a compound annual growth rate of 5% according to a publicly-available research report by Frost & Sullivan. Cardinal Health, Inc., a $90 billion plus medical manufacturer and distributor, is the leading supplier of surgical canisters, tubing and suction products. Another one of our competitors is Stryker Instruments, a wholly-owned subsidiary of Stryker Corporation, which is a publicly-traded company with revenues of approximately $5 billion. The BioDrain FMS has distinct advantages over these two and other competitors in that it does not use canisters, and therefore the volume of fluid is not restricted by a canister or other containment mechanism. In addition, the BioDrain FMS is directly connected to the sanitary sewer, thereby greatly reducing handling and potential exposure to infectious fluids. As a result of the BioDrain FMS design, continuous, uninterrupted fluid suction during the operative procedure is possible.

          Competition from companies with significantly greater resources than ours may be able to reverse engineer our products and/or circumvent our intellectual property position. Such action, should it prove successful, would greatly reduce our competitive advantage in the marketplace.

          We believe that our ability to compete successfully depends on a number of factors, including our innovative and advanced research and development capabilities, strength of our intellectual property rights, sales and distribution channels and advanced manufacturing capabilities. We plan to employ these and other elements as we develop our products and technologies, but there are many other factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which could adversely impact the trading price of our common shares.

Our products require FDA approval and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

          We are currently preparing and planning to file a 510(k) submission with the U.S. Food and Drug Administration (the “FDA”) with respect to a product classification as a Class II non-exempt device. Since Class II devices requiring a 510(k) typically undergo a less costly and rigorous approval process than more critical Class III devices, and since we are utilizing consultants and professionals with significant experience in obtaining FDA approval for similar devices, we believe that the likelihood of regulatory approval for our products is very high. However, there is no assurance that we will succeed in obtaining FDA approval.

          The potential production and marketing of some of our products and our ongoing research and development, any pre-clinical testing and clinical trial activities are subject to extensive regulation and review by FDA and other governmental authorities both in the United States and abroad. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

          Delays in or rejection of FDA or other government entity approval of our new products may adversely affect our business or even force us to shut down. Such delays or rejection may be encountered due to, among other reasons, government or regulatory backlog, lack of efficacy during clinical trials, unforeseen safety issues, slower-than-expected rate of hospital recruitment for clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical products manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which a previously approved product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market already approved products for broader or different applications or to market updated products that represent extensions of our basic technology.

          Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Our product may never be commercially viable or producible to satisfy demand.

          The BioDrain FMS is currently a fourth-generation prototype. We have contracted with a contract manufacturing entity who is working with us to finalize and improve the product design. These improvements are expected to make the product attractive to the target market; however, other unknown or unforeseen market requirements may appear. There is no assurance that such a product can be produced in sufficient volume to satisfy projected sales volumes.

If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.

          The medical industry has historically used a variety of technologies for fluid waste management. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by hospitals and surgical centers. In order to be successful, our product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

•	the willingness and ability of customers to adopt new technologies;

•	our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the medical industry;

•	our ability to select and execute agreements with effective distributors and manufacturers representatives to market and sell our product; and

•	our ability to assure customer use of the BioDrain proprietary cleaning fluid.

          Because of these and other factors, our product may not gain market acceptance or become the industry standard for the health care industry. The failure of such companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

          Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Lawrence Gadbaw, our Chairman, Kevin Davidson, our Chief Executive Officer, Gerald Rice, our Chief Financial Officer, and Chad Ruwe, our Executive Vice President of Operations. We have entered into employment agreements with all of the members of our senior management team and we plan to expand the relatively small number of executives. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company. Although we intend to issue stock options or other equity-based compensation to attract and retain employees, such incentives may not be sufficient to attract and retain key personnel.

We are dependent for our success on our ability to attract and retain technical personnel, sales and marketing personnel and other skilled management.

          Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

          Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have had limited responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and result in the deterioration of our business.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

          We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”). Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the Company and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

          If we become a publicly traded company as intended, we will be subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, would then incur additional expenses and, to a lesser extent, diversion of our management’s time, in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

          Since we are a small developing company with a small management team, we have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as “Section 404”. We will be required to include our Section 404 management’s assessment of internal control over financial reporting beginning with our first annual report filed after we become publicly registered, and pursuant to recent SEC rules, we will be required to include our independent auditor’s attestation on management’s report on internal control over financial reporting beginning with our first annual report for the fiscal year ending on or after December 15, 2009.

          We intend to comply with the Section 404 management assessment of internal control over financial reporting beginning with our first annual report filed after we become publicly registered. However, our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Risks Related to Our Securities

There is currently no public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

          There is currently no public trading market for our common stock and no such market may ever develop. While we intend to seek and obtain quotation of our common stock for trading on the OTC Bulletin Board, there is no assurance that our application will be approved. Even if our application for quotation is approved, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, assuming that our common stock is accepted for quotation, there may be periods of several days or more when trading activity in our shares is minimal or non existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our common stock will develop or be sustained.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage shareholders from bringing suit against a director.

          Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our articles of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

          We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

If our common stock is accepted for quotation on the OTC Bulletin Board, it may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

          If our common stock is accepted for quotation on the OTC Bulletin Board, it may be thinly traded on the OTC Bulletin Board, meaning there has been a low volume of buyers and sellers of the shares. Through this registration statement, we are essentially going public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured. The number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

          We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish. In addition to trading on the OTC Bulletin Board, our intention is to apply for trading on either the NASDAQ market or the NYSE Alternext U.S. LLC (formerly American Stock Exchange) at such time that we meet the requirements for listing on those exchanges. There can be no assurance as to when we will qualify for either of these exchanges or that we will ever qualify for these exchanges. If our common stock is accepted for quotation on the OTC Bulletin Board, while we are trading on the OTC Bulletin Board, the trading volume we develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

          If our common stock is accepted for quotation on the OTC Bulletin Board, as long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.

          The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

          Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market.

          From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this prospectus, a shareholder (or shareholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

We expect volatility in the price of our common stock, which may subject us to securities litigation.

          If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Special Note Regarding Forward-Looking Statements

          This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains forward-looking statements.

          Forward-looking statements include, but are not limited to, statements about:

•	our ability to raise capital when we need it;

•	our ability to market and distribute or sell our product and associated cleaning fluid; and

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.

          These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “could” “expects,” “intends,” “plans,” “anticipates,” “believes,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

Use of Proceeds

          We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” However, we may receive up to $2,374,107 upon exercise of warrants, the underlying shares of which are included in the registration statement of which this prospectus is a part. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commissions which are the obligation of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be approximately $225,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

Determination of Offering Price

          There has been no public market for our common stock prior to this offering and there will be no public market until our common stock is approved for quotation on the OTC Bulletin Board. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

          We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

          At this time, our common shares are not traded on any public markets. We currently have 8,163,687 shares of common stock issued and outstanding. We have 88 shareholders of record of our common stock.

          We also have outstanding warrants to purchase 5,866,578 shares of our common stock, which include (i) 5,309,386 shares of common stock underlying the warrants we are registering pursuant to this registration statement; (ii) 157,191 shares of common stock reserved for issuance upon the exercise of outstanding warrants granted to certain investors; and (iii) 400,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants granted in connection with an intellectual property purchase agreement and consulting agreements with third parties. We also have outstanding options to purchase 891,176 shares of our common stock, which include 300,000 shares of common stock reserved for issuance upon the exercise of outstanding options granted pursuant to employment agreements with an officer and an employee of the Company.

          After this offering, assuming exercise of all the warrants, we will have 15,541,536 shares of common stock outstanding, which does not include 975,405 shares of common stock reserved for issuance under our 2008 Equity Incentive Plan and 297,142 shares underlying certain convertible notes, but which does include outstanding notes that may be converted into 620,096 shares of our common stock which were issued in conjunction with a bridge loan we undertook in July 2007. Of the amount outstanding, 950,995 shares could be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (assuming compliance with the requirements of Rule 144).

Dividends

          We have never paid dividends and do not currently intend to pay any dividends on our common stock in the foreseeable future. Instead, we anticipate that any future earnings will be retained for the development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans, the terms of any credit agreements that we may be a party to at the time and the Minnesota Business Corporations Act, which provides that dividends are only payable out of surplus or current net profits.

Securities Authorized for Issuance under Equity Compensation Plans

          In November 2008, our board of directors will approve the BioDrain Medical, Inc. 2008 Equity Incentive Plan (the “Plan”) to promote the success of the Company by providing incentives to our directors, officers, employees and contractors by linking their personal interests to the long-term financial success of the Company, and to promote growth in shareholder value. The Plan is subject to the approval of our shareholders, and if it is not so approved on or before 12 months after the date of adoption of the Plan by our board of directors, it shall not come into effect and any options granted pursuant to the Plan will be deemed cancelled. Awards may be granted only to a person who on the date of the grant is a director, officer, employee or contractor of the Company (or a parent or subsidiary of the Company), subject to certain restrictions set forth in the Plan. Awards granted under the Plan shall be evidenced by an award agreement and shall consist of:

(i)	incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”);

(ii)	nonqualified stock options, defined as any option granted under the Plan other than an incentive stock option;

(iii)

stock appreciation rights (“SARs”), defined as an award granted under the Plan that is exercisable either in lieu of options, in addition to options, independent of options or in any combination thereof, which, upon exercise, entitles the holder to receive payment of an amount determined by multiplying (a) the difference between the fair market value of a share on the date of exercise and the exercise price established by the administrator of the Plan on the date of grant by (b) the number of shares with respect to which the SAR is exercised, the payment of which will be made in cash or stock; or

(iv)	restricted stock, defined as stock granted under the Plan that is subject to restrictions on sale, transfer, pledge, or assignment.

          The Plan is administered by a committee whose members are appointed by our board of directors (the Plan is administered by our board of directors during such times as no committee is appointed or during such times as the board of directors is acting in lieu of the committee). At any time that our securities are listed on a national securities exchange or quoted on Nasdaq National Market System (“Nasdaq NMS”), the committee shall consist of not less than three independent directors, as determined by applicable securities and tax laws. The committee has the authority to (i) construe and interpret the Plan; (ii) to establish, amend or waive rules for its administration; (iii) to accelerate the vesting of any options or SARs; (iv) to amend the terms and conditions of any outstanding option, SAR or restricted stock award (provided that the committee shall not replace or regrant options or SARs with an exercise price that is less than the original exercise price or change the exercise price to a lower price than the original exercise price without prior shareholder approval); (v) to choose grantees of Plan awards; (vi) to impose conditions on the exercisability terms of the awards granted under the Plan; (vii) to determine the number of shares subject to options granted; and (viii) to make all other determinations necessary or advisable for the administration of the Plan.

          Subject to adjustment, the aggregate number of shares that may be delivered under the Plan will not exceed 975,405 shares. No options or stock awards have been issued under the Plan to date. If any award granted under the Plan terminates, expires or lapses, any stock subject to such award shall be available for future grant under the Plan, provided, however, that if any outstanding shares are changed into or exchanged for a different number or kind of shares or other security in another company by reason of reorganization, merger, consolidation, recapitalization, stock split, reverse stock split, combination of shares or stock dividends, an appropriate adjustment will be made in the number and kind of shares as to which awards may be granted and as to which outstanding options and SARs then unexercised shall be exercisable, such that the proportionate interest of the grantee will be maintained. Such adjustment will be made without change in the total price applicable to the unexercised portion of such awards and with a corresponding adjustment in the exercise price per share.

          In the event of a change of control of the Company (as defined in the Plan), any award granted under the Plan, to the extent not already terminated, shall become vested and immediately exercisable, and any period of restriction on restricted stock shall terminate, provided, however, that the period during which any option or SAR is exercisable shall not be limited or shortened. If an option or SAR provides for exercisability during a period of time after a triggering event and the initial exercisability is accelerated by means of a change in control, the expiration of the option or SAR shall be delayed until after the period provided for has ended and the option or SAR shall remain exercisable for the balance of the period initially contemplated by the grant. In addition, if the Company is then subject to the provisions of Section 280G of the Code and if the acceleration or vesting or payment pursuant to a change in control could be deemed a parachute payment, as defined in the Code, then the payments to the grantee shall be reduced to an amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

          Fair market value, for the purposes of the Plan, means the price per share of the Company’s common stock determined as follows: (i) if the security is listed on one or more national securities exchanges or quoted on the Nasdaq NMS, the reported last sales price on such exchange on the date in question (or if not traded on such date, the reported last sales price on the first day prior thereto on which the security was traded); or (ii) if the security is not listed on a national securities exchange and not quoted on Nasdaq NMS but is quoted on the Nasdaq Small Cap System or otherwise traded in the over-the-counter market, the mean of the highest and lowest bid prices for such security on the date in question (or if there are no such bid prices on such date, the mean of the highest and lowest bid prices on the most recent day prior thereto on which such prices existed, not to exceed 10 days prior to the date in question); or (iii) if neither (i) or (ii) is applicable, by any means determined fair and reasonable by the committee.

Options

          Only employees are eligible to receive incentive stock options. Directors and consultants who are not also employees are not eligible to receive incentive stock options and instead are entitled to receive nonqualified stock options. Subject to this restriction and other terms and conditions of the Plan, options may be granted by the committee with such number of underlying shares, such vesting terms and such exercise times and prices with such restrictions as the committee shall determine. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a grantee during any calendar year shall not exceed $100,000. To the extent that the aggregate fair market value of the stock with respect to which such incentive stock options are exercisable for the first time exceeds $100,000, the excess options will be treated as nonqualified stock options.

          If a vesting schedule is not specified by the committee at the time an option is granted, such option shall vest, with respect to 25% of the options on the first anniversary date of the grant, and, with respect to 2.083% of the options, beginning on 30 days immediately following the first anniversary of the date of grant and continuing on the same day of each month for the next 35 months thereafter (in each case, rounding up to the nearest whole share). The price at which an option may be exercised shall be determined by the committee but may not be less than the fair market value of the stock on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to an employee who, on the date of execution of the option agreement owns more than 10% of the total combined voting power of all series of stock then outstanding (“10% Shareholder”), shall be at least 110% of the fair market value of a share on the date the option agreement is signed. No option may be exercised after 10 years from the date on which the option was granted (or on the date preceding the 10th anniversary in the case of an incentive stock option) and unless specified by the committee at the time of grant, each option shall expire at the close of business on the 10th anniversary of the date of grant, provided, however, that in the case of an incentive stock option held by a 10% Shareholder, such option shall expire at the close of business on the date preceding the 5th anniversary of the date of grant.

          An option may be exercised at such times and with such rights as provided in the applicable option agreement. An option shall be deemed exercised immediately prior to the close of business on the date the Company is in receipt of the original option agreement, written notice of intent to exercise the option, and payment for the number of shares being acquired upon exercise. There shall be no exercise at any one time for fewer than 100 shares or all of the remaining shares then purchasable by the person exercising the option.

          In the case of death or disability of a director, officer, employee or contractor, any of such individual’s outstanding options, which were not vested and exercisable on the date of death or the date the committee determines that the individual incurred a disability, shall immediately become 100% vested, and all outstanding options shall be exercisable at any time prior to the sooner of the expiration date of the options or 12 months following the date of death or disability. In the case of termination for “cause” (defined as (i) willful breach of any agreement entered into with the Company; (ii) misappropriation of the Company’s property, fraud, embezzlement, breach of fiduciary duty, or other acts of dishonesty against the Company; or (iii) conviction of any felony or crime involving moral turpitude), all of the grantee’s outstanding options, whether or not then vested, shall be immediately forfeited back to the Company. In the case of termination for any reason other than death, disability or cause, (i) with respect to outstanding nonqualified options which were then vested and exercisable, such options shall be exercisable at any time prior to the sooner of the expiration date of such options or 12 months following the date of termination and (ii) with respect to outstanding incentive stock options which were then vested and exercisable shall be exercisable at any time prior to the sooner of the expiration date of such options or 3 months following the date of termination, provided, however, that in the event of the individual’s death during such 3-month period and prior to the expiration date of the options, such options then vested and unexercised may be exercised within 12 months following the date of termination by the individual’s beneficiary or in accordance with the laws of descent and distribution. Any options not then vested and exercisable shall be forfeited back to the Company.

          Incentive stock options are transferable only by will or pursuant to the laws of descent and distribution. Nonqualified stock options are transferable to a grantee’s family member or family trust by a bona fide gift or pursuant to a domestic relations order, by will or pursuant to the laws of descent and distribution, or as otherwise permitted pursuant to the rules and regulations of the SEC. No other transfers, assignments, pledges, or dispositions of any options, or the rights or privileges conferred thereby, are permitted by the Plan and options are only exercisable, during the grantee’s lifetime, by the grantee or his guardian or legal representative.

Stock Appreciation Rights

          The committee shall have the sole discretion, subject to the requirements of the Plan, to determine the actual number of shares subject to SARs granted, to specify the period of time over which vesting shall occur and to provide for the acceleration of vesting upon the attainment of certain goals, provided, however that the exercise of a SAR shall not be less than the fair market value of a share of the Company’s stock on the date of grant. Unless specified by the committee at the time the SAR is granted, SARs shall have the same vesting schedule as options. The term of a SAR granted under the Plan shall be determined by the committee, but shall not exceed 10 years and if not specified by the committee at the time of grant, each SAR shall expire at the close of business on the date preceding the 10th anniversary of the date of grant.

          SARs granted in lieu of options may be exercised for all or part of the shares subject to the related option upon the surrender of the related options representing the right to purchase an equivalent number of shares. The SAR may be exercised only with respect to the shares for which its related option is then exercisable. SARs granted in addition to options shall be deemed to be exercised upon the exercise of the related options. SARs granted independently of options may be exercised upon whatever terms and conditions the committee imposes.

          SARs have the same termination consequences as nonqualified stock options, no SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, and all SARs granted shall be exercisable during a grantee’s lifetime only by such grantee.

Restricted Stock

          The committee may grant shares of restricted stock under the Plan to such grantees, in such amounts, with such purchase price and under such other conditions or restrictions as the committee may determine. Each restricted stock grant shall be evidenced by a restricted stock agreement that must specify the period of time over which the shares of restricted stock shall vest (the period of restriction) and the number of shares of restricted stock granted. The committee may also provide for the acceleration of the lapse of a period of restriction upon the attainment of certain goals. Restricted stock shall at all times be valued at its fair market value without regard to restrictions. If not specified by the committee, the period of restriction shall elapse in accordance with the same vesting schedule as options and SARs.

          The committee may legend the restricted stock certificates with such restrictions as it determines, provided that each certificate must bear a legend stating that the sale or other transfer of the shares of restricted stock is subject to the BioDrain Medical, Inc. 2008 Equity Incentive Plan and the related restricted stock agreement. Shares of restricted stock shall become freely transferable by the grantee after the last day of the period of restriction and once released from restrictions, the grantee shall be entitled to have the legend removed. Under no other conditions may the restricted stock granted be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the period of restriction.

          During the period of restriction, grantees holding shares of restricted stock may exercise full voting rights with respect to those shares and shall be entitled to receive all dividends and distributions paid with respect to those shares. In the case of termination of a grantee due to death or disability during a period of restriction, any remaining period of the period of restriction applicable to the restricted stock shall automatically terminate and unless the committee imposed additional restrictions on the shares, the shares shall thereafter be free of restrictions and be fully transferable. In the case of termination of a grantee other than by death or disability during a period of restriction, all shares of restricted stock still subject to restrictions as of the date of the termination shall automatically be forfeited and returned to the Company and any amounts paid by the grantee to the Company for the purchase of such shares shall be returned to the grantee, subject to any modifications or waivers as the committee deems appropriate.

Other Securities For Issuance Upon Certain Contingencies

          On June 16, 2008, we entered into an employment agreement pursuant to which we granted options to purchase up to 200,000 shares of our common stock contingent upon reaching certain performance goals, the timing of which was not set. The Company believes that these performance goals will be met, with respect to 100,000, in the fourth quarter of 2008 and, with respect to the other 100,000, in the first or second quarters of 2009.

          On October 20, 2008, we entered into an agreement with a regulatory consultant, pursuant to which we granted warrants to purchase up to 50,000 shares of our common stock contingent upon reaching certain performance goals from April 1, 2009 to June 30, 2009.

          The Company has also agreed to issue warrants to purchase 75,000 shares of our common stock to each of two human resource consulting firms as partial payment for their search for candidates to fill the position of Vice President of Sales and Marketing for our Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

          Our Company was incorporated in Minnesota in April 2002. We are an early-stage development company developing an environmentally conscious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. We have had no sales to date. Since our inception in 2002, we have invested significant resources into research and development and in preparing for approval from the Underwriters Laboratories (the “UL”) and the FDA. We believe that our success depends upon converting the traditional process of collecting and disposing of infectious fluids from the operating rooms of medical facilities to our wall-hung Fluid Management System (“FMS”) and use of our proprietary cleaning fluid.

          Since inception, we have been unprofitable. We incurred net losses of approximately $159,900 for the fiscal year ended 2007 and $273,000 for the fiscal year ended 2006. As of June 30, 2008, we had an accumulated deficit of $1,290,400. As a company in the early stage of development, our limited history of operations makes prediction of future operating results difficult. We believe that period to period comparisons of our operating results should not be relied on as predictive of our future results.

          We are an early-stage development stage company focused on finalizing our production and obtaining final FDA approval to sell our product to the medical facilities market. Our innovative FMS in the operating room will be sold through experienced, independent medical distributors and manufacturers representatives that will enhance acceptability in the marketplace.

          Our capital requirements for the next 12 months are expected to be rather moderate, since we plan to use outside third party contract manufacturers to produce the FMS and outside distributors to inventory and sell the FMS. Our future cash requirements and the adequacy of available funds will depend on our ability to complete our regulatory work (i.e. FDA approvals) in a timely manner so that we can generate cash flow to be self-sufficient. We do expect that we will require additional funding to enter the international marketplace.

          As of June 30, 2008, we have funded our operations through a bank loan of $48,400, an equity investment of $68,000 from the Wisconsin Rural Enterprise Fund (“WREF”) and $30,000 in early equity investment from several individuals. WREF had also previously held debt in the form of three loans of $18,000, $12,500 and $25,000. In December 2006, WREF converted two of the loans totaling $37,500 into 43,000 shares of common stock that were issued in December 2006. In August 2006, we secured a $10,000 convertible loan from one of our vendors. In February 2007, we raised $4,000 in officer and director loans and in March 2007, we secured a $100,000 convertible note from two private investors. In July and August 2007, we secured a convertible bridge loan of $170,000. In June 2008, we paid off the remaining $18,000 loan from WREF and have raised a net of $1,238,000 to date through our August 2008 financing.

Critical Accounting Policies and Estimates

          Our discussion and analysis of our financial condition and results of operations are based on our audited and unaudited financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. As we are an early-stage development company, we have generated no revenues to date.

Results of Operations

Six Months Ended June 30, 2008 and 2007

Revenue. None.

General and Administrative. General and administrative expense consists of, management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

          General and administrative expense increased from $153,900 for the six months ended June 30, 2007 to $403,300 for the six months ended June 30, 2008. General and administrative expense increased primarily due to an increase in product development of $91,400, an increase in legal fees of $78,500 and an increase in salaries of $68,100, and a decrease in consulting fees of $17,700. We anticipate that general and administrative expense will increase in absolute dollars as we incur increased costs associated with a growing company, of adding personnel and proceeding from the development phase to the operating phase, and operating as a public company.

Research and Development. Research and development expense consists primarily of costs relating to the development of the FMS.

          Research and development costs increased from $400 for the six months ended June 30, 2007 to $91,400 for the six months ended June 30, 2008. The increase was a result of an accumulation of unbilled work from 2003 through 2007. We expect our development expense to increase a moderate amount in future periods as we finalize our product for market

Interest expense. Interest expense decreased from $10,900 for the six months ended June 30, 2007 to $7,000 for the six months ended June 30, 2008.

Years Ended December 31, 2007 and 2006

Revenue. None

General and Administrative. General and administrative expense consists of, management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

          General and administrative expense decreased from $191,700 in 2006 to $125,300 in 2007. General and administrative expense decreased primarily due to an elimination of accrued payroll expenses of $336,600. Actual salaries in 2007 were $170,200 greater than in 2006 due to the addition of an executive member in October 2006. Professional fees were up by $68,700 from the legal and accounting fees incurred in preparing our 2008 Private Placement Memorandum and there was an increase of $38,000 in consulting fees for human resources work.

Research and Development. Research and development costs decreased by $99,000 due to an accrual in 2006 of $100,000 in unbilled product development by our product development vendor for all unbilled development fees since inception. The vendor subsequently billed us $100,000 for such fees in 2008.

Interest expense. Interest expense increased from $6,100 in 2006 to $33,200 in 2007 due to the increase in borrowing of $260,300.

Liquidity and Capital Resources

          As of June 30, 2008, we had a cash balance of $349,300. Since our inception, we have incurred significant losses and as of June 30, 2008 we had an accumulated deficit of $1,290,400. We have not achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our research and development and general and administrative expenses will increase, and as a result we will need to generate significant revenue to achieve profitability.

          To date, our operations have been funded through a bank loan in the amount of $44,400, seed loans totaling $10,000 and equity investments totaling $923,900. As of June 30, 2008, we had accounts payable of $250,800 and accrued liabilities of $289,900, approximately $185,900 of which are for accrued payroll from November 2007 to present.

Six Months Ended June 30, 2008 and 2007

          Net cash used by operating activities was $452,300 for the six months ended June 30, 2008 as compared with net cash used of $89,200 for the six months ended June 30, 2007. The increase was due primarily to a greater net loss of $336,500. Net cash provided by financing activities was $802,600 for the six months ended June 30, 2008 and $105,100 for the six months ended June 30, 2007. The difference was due to the receipt of investment capital from the August 2008 funding.

Years Ended December 31, 2007 and 2006

          Net cash used by operating activities was $224,100 for 2007 as compared with net cash used of $14,200 for 2006. The increase was due primarily to a net loss decrease of $113,000 and an increase in accounts payable of $80,300 in 2007, offset by a decrease in accrued expenses, primarily accrued payroll, of $385,200 and a debt write off of $11,000.

          Cash flows used in investing activities was $46,100 for 2007 as compared to cash used in investing activities of $29,700 for 2006. Both amounts represented investments in intellectual property.

          Net cash provided by financing activities was $273,400 for 2007 as compared to net cash used by financing activities of $19,200 for 2006. The increase was primarily due to an increase to proceeds on long-term debt of $264,000 from two loans of $100,000 and $170,000, respectively.

          Based on our current operating plan we believe that we have sufficient cash, cash equivalents and short-term investment balances to last approximately through the end of the first and second quarters of 2009, during which time a secondary financing is anticipated.

          Our operating plan assumes that it will achieve certain levels of operating costs and expenses, as to which there can be no assurance that we will be able to achieve. This plan is completely dependent on our ability to raise additional capital through future financings. In addition, if events or circumstances occur such that we are unable to meet our operating plan as expected, we will be required to seek additional capital, pursue other strategic opportunities, or we will be forced to reduce the level of expenditures, which could have a material adverse effect on our ability to achieve our intended business objectives and to continue as a going concern. Even if we achieve our operating plan, we will be required to seek additional financing or strategic investments. There can be no assurance that any additional financing will be available on acceptable terms, if at all. Furthermore, any equity financing may result in dilution to existing shareholders and any debt financing may include restrictive covenants.

Commitments and Contingencies

          Effective June 30, 2008, we had notes payable to several individuals and entities, including a bank loan of $44,400; $10,000 due to one of our vendors in connection with a convertible loan; $4,000 of officer and director loans; $100,000 due to two private investors in connection with a convertible note; and $170,000 of a bridge loan.

          Our contractual obligations consisted of the following at June 30, 2008.

	Payment Due by Period as of June 30

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Long Term Debt	$132,600	$11,800	$32,600	$100,000	—
Operating Leases	—	—	—	—	—
Capital Leases	—	—	—	—	—
Total Contractual Cash Obligations	$132,600	$11,800	$32,600	$100,000	—

          A break down of total long term debt as of June 30 is as follows:

	June 30,

	2008	2007

Notes payable to several individuals due April 2008 including 8% fixed interest and is now overdue. The notes are convertible into 620,096 shares of the Company’s common stock.	$170,000	$—

Note payable to bank in monthly installments of $1,275/including variable interest at 2% above the prevailing prime rate (7.00% at June 30, 2008) to August 2011 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	44,417	49,901

Note payable to Development Corporation in interest only payments at 8% to December 2008 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	—	18,000

Notes payable to two individuals in interest only payments at 12% to March 2012 when the remaining balance is payable. The notes are convertible into shares of stock in the Company at a price equal to the next completed funding transaction by the Company.	100,000	100,000

Notes payable to four shareholders of the Company that are overdue. The notes are convertible into shares of stock in the Company at $1.00 per share.	4,000	4,000

Total	318,417	171,901
Less amount due within one year	185,800	29,900

Long-Term Debt	$132,617	$142,001

          Cash payments for interest were $2,950 on June 30, 2008 and $8,069 in 2007. Principal payments required during the next five years are: 2009 - $185,800; 2010 - $12,000; 2011 - $13,300; 2012 - $7,300; and 2013 - $100,000.

Amortization of Intangible Assets

          Intangible assets consist of patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified. No impairment losses have been identified by management to date.

Income Tax Expense

          Deferred income taxes are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major temporary differences are net operating losses. Due to historical losses on the accrual basis, the related tax assets are not recorded in our financial statements.

Stock Options and Warrants

          Our proposed 2008 Equity Incentive Plan would allow issuance of both incentive and non-qualified stock options to our employees, directors and consultants, subject to the restrictions provided for in the plan. The exercise price for each stock option is determined by our board of directors, or a committee designated by our board of directors, as are the vesting requirements, which currently range from immediate to three years. Options granted under our stock option plan have terms varying from three to seven years.

          We were required to adopt the provisions of FASB Statement No. 123R, Share-Based Payment (SFAS 123R) effective January 1, 2006. As permitted by SFAS 123R, we account for stock option awards using the calculated value method. We opted for early adoption of the provisions of SFAS 123R. The provisions of SFAS 123R are applicable to stock options awarded by us beginning in 2005 and we are required to recognize compensation expense for options granted in 2005 and thereafter.

          We have elected to use the Black-Scholes-Merton option pricing model. The fair value of these options was calculated using a risk-free interest rate of 3.49% to 5.07%, an expected life of 5 years and an expected volatility and dividend rate of 0%. Compensation recognized in our financial statements was $10,962 and $13,644 for the years ended 2007 and 2006, respectively, and $117,365 and $7,053 for June 30, 2008 and 2007, respectively.

          A summary of transactions for stock options and warrants for the years ended December 31, 2007 and 2006 and for the six months ended June 30, 2008 is presented below:

	Stock Options (1)		Warrants (1)

	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price

Outstanding at December 31, 2005	17,956	$1.67	20,949	$2.62

Issued	23,942	1.67	71,826	0.85

Outstanding at December 31, 2006	41,898	$1.67	92,775	$1.25

Issued	—	—	28,503	0.58

Outstanding at December 31, 2007	41,898	$1.67	121,278	$1.09

Issued	5,985	0.58	2,588,056	0.46

Outstanding at June 30, 2008	47,883	$1.53	2,709,334	0.49

          (1) Adjusted for the reverse stock split in total at June 30, 2008.

          At December 31, 2007, 23,941 stock options were fully vested and exercisable and 121,278 warrants were fully vested and exercisable. At June 30, 2008, 29,926 stock options were fully vested and exercisable and 2,709,334 warrants were fully vested and exercisable.

          A summary of the status of options and warrants outstanding at December 31, 2007 and June 30, 2008 is presented below:

Range of Exercise Prices	Shares	Weighted Average Remaining Life

At December 31, 2007:
Options:
$1.00	70,000	3.31
$.35	10,000	4.37
Warrants:
$0.01	60,000	5.45
$0.35	47,620	4.17
$1.00	75,000	3.69
$2.00	20,000	0.79
At June 30, 2008:
Options:
$1.67	41,898	3.44
$0.58	5,985	4.37
Warrants:
$0.02	71,826	5.95
$0.58	28,502	3.67
$0.46	2,552,143	2.95
$1.67	44,892	3.19
$3.34	11,971	0.30

          Stock options and warrants expire on various dates from October 2008 to December 2013. In October 2007, the exercise price on the $2.00 warrants changed to $3.34 in accordance with a common stock warrant purchase agreement.

          On June 6, 2008, our board of directors approved a reverse stock split. The authorized number of common stock of 20,000,000 was proportionately divided by 1.2545 to 15,942,607.

          On October 20, 2008, our board of directors approved a second reverse stock split. The authorized number of common stock of 15,942,607 was proportionately divided by 1.33177 to 11,970,994.

          On October 20, 2008, our board of directors also approved a resolution to increase the number of authorized shares of our common stock from 11,970,994 to 40,000,000. The board of directors plans to schedule a shareholders’ meeting at which the shareholders of the Company will vote to approve the recommended increase in authorized shares.

Litigation

          From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results or financial condition should such litigation be resolved unfavorably.

Off-Balance Sheet Arrangements

          We do not have any off-balance sheet transactions.

Dividend Policy

          We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and do not expect to declare or pay, cash dividends in the foreseeable future.

Description of Business

Overview

          We are an early-stage medical device company and our mission is to provide medical facilities with an effective, efficient and affordable means to safely dispose of contaminated fluids generated in the operating room and other similar medical locations in a manner that protects hospital workers from exposure and is environmentally friendly. We have acquired patent rights to our products and will distribute our products to medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented and disposed. Our products minimize the exposure potential to the healthcare workers who handle such fluids. Our goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, our technologies will provide cost savings to facilities over the aggregate costs incurred today using their current methods of collection, neutralization and disposal. Our products will be sold through independent distributors and manufacturers representatives in the United States and Europe, initially, and eventually to other areas of the world.

          We were founded as a Minnesota corporation in 2002 by Lawrence Gadbaw, who has over 40 years of experience in the medical devices field, and three other individuals. Our address is 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120. Our telephone number is (651) 389-4800 and our website address is www.biodrainmedical.com. The website is not a part of this registration statement.

          We do not currently file reports with the Securities and Exchange Commission (the “SEC”). Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we intend to file periodic reports, proxy statements and other information with the SEC.

Private Placement Financing

          In August 2008, we completed a private placement financing of our common stock and warrants to certain accredited and institutional investors (the “Investors”). We received gross proceeds of approximately $1.6 million to date from this private placement financing. Pursuant to securities purchase agreements entered into with these Investors, we sold an aggregate total of 4,481,430 units at a price per unit of $0.35 and with each unit consisting of one share of our common stock, par value $0.01 per share, and one warrant to purchase one share of our common stock at $0.46 per share.

          The issuance of our common stock and warrants in connection with the private placement financing, including, upon exercise, the shares of our common stock underlying the warrants, is intended to be exempt from registration under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(2) and such other available exemptions. As such, these issued securities may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. No registration statement covering these securities has been filed with the SEC or with any state securities commission in respect of the private placement financing.

          In connection with the private placement financing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors. Pursuant to this agreement, we are required to register all the common stock and shares underlying the warrants issued beneficially owned by the Investors to permit the offer and re-sale from time to time of such securities. Additional information regarding the Registration Rights Agreement is set forth below under the section titled “Description of Securities”.

Industry and Market Analysis

Infectious and Biohazardous Waste Management

          There has long been recognition of the collective potential for ill effects to healthcare workers from exposure to infectious/biohazardous materials. Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, in particular bloodborne pathogens. The medical device industry has responded to this need by developing various products and technologies to limit exposure or to alert workers to potential exposure.

          The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray.

          According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel in some settings, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

          In 1991, OSHA issued the Bloodborne Pathogens Standard to protect workers from this risk. In 2001, in response to the Needlestick Safety and Prevention Act, OSHA revised the Bloodborne Pathogens Standard. The revised standard clarifies (and emphasizes) the need for employers to select safer needle devices and to involve employees in identifying and choosing these devices. The revised standard also calls for the use of “automated controls” as it pertains to the minimization of healthcare exposure to bloodborne pathogens. Additionally, employers are required to have an exposure control plan that includes universal precautions to be observed to prevent contact with blood or other potentially infectious materials, such as implementing work practice controls, requiring personal protective equipment and regulating waste and waste containment. The exposure control plan is required to be reviewed and updated annually to reflect new or modified tasks and procedures which affect occupational exposure and to reflect changes in technology that eliminate or reduce exposure to bloodborne pathogens.

          According to the American Hospital Association’s (AHA) Hospital Statistics, 2008 edition, America’s hospitals performed 70 million surgeries. This number does not include the many procedures performed at surgery centers across the country. In a recent publicly-available Gallup survey, it was found that “on average, operating room directors report their hospitals have approximately six operating rooms.”

          The majority of these procedures produce potentially infectious materials that must be disposed of with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, which are located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed of using a variety of methods all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents. A publicly-available Frost & Sullivan research report estimates that 60,000,000 suction canisters are sold each year and the estimated market value of canisters is upwards of $120,000,000.

          With an average cost of $2.00 per canister, $2.00 per container of solidification powder and an average disposal cost of $0.30/lb of infectious waste at approximately 7.5 lbs per canister, the estimated disposal cost to the hospitals who use solidifiers is $6.25 per canister. This number increases significantly for disposal of high capacity containers according to the average estimate of three manufacturers and three different solidifiers as reported in publicly-available research reports by Frost & Sullivan in 2003 and the Infection Control Today: Liquid Waste Management & Disposals by Kathy Dix in 2006.

          According to an October 2005 article from Healthcare Purchasing entitled “Safe and Cost-Effective Disposal of Infectious Fluid Waste,” infectious fluid waste accounts for more than 75% of U.S. hospitals biohazard disposal costs. The article also includes findings from a bulletin published by the University of Minnesota’s Technical Assistance Program, “A vacuum system that uses reusable canisters or empties directly into the sanitary sewer can help a facility cut its infectious waste volume, and save money on labor, disposal and canister purchase costs.” The Minnesota’s Technical Assistance Program bulletin also estimated that, in a typical hospital, “...$75,000 would be saved annually in suction canister purchase, management and disposal cost if a canister-free vacuum system was installed.”

          We expect the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, (for example, use of the endoscope, which requires more fluid management) and new medical technology. According to the American Insitute of Architects Consensus Construction Forecast, “Health care is expected to see even stronger growth. With recent emphasis on increasing health-care coverage, including several state mandates for universal or near-universal coverage, health-care construction has become one of the fastest growing institutional construction categories. Panel members are projecting an 8.5 percent increase in spending this year, followed by an additional 5 percent gain next year.”

          There are currently approximately 40,000 operating rooms and surgical centers in the U.S. (AHA Hospital Statistics, 2008 edition). The hospital market has typically been somewhat independent of the U.S. economy; therefore we believe that our targeted market is not cyclical, and the demand for our products will not be dependent on the state of the economy. We benefit by having our products address both the procedure market (roughly 70 million procedures) as well as the hospital operating room market (approximately 40,000 operating rooms).

Current Techniques of Collecting Infectious Fluids

          Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 - 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table.

          These canisters, made of glass or more commonly high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post operative documentation. Fluid contents are retained in the canisters until the procedure is completed, or until the canister is full and needs to be removed. During the procedure the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues. After the procedure is completed the fluids contained in the canisters are measured and a calculation of total blood loss is determined. This is done to ensure no excess fluids of any type remain within the body cavity or that excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

          Once total blood loss has been calculated, the healthcare personnel must dispose of the fluids. This can be done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure. Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste - a process commonly referred to as “red-bagging.”

          Alternatively the canisters may be opened in the operating room and a gel-forming chemical powder is poured into the canister, rendering the material gelatinous. These gelled canisters are then red-bagged in their entirety and removed to a biohazardous/infectious holding area for disposal. In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal. Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

          Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem and fall short of providing adequate protection for the surgical team and other workers exposed to infectious waste. A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components–one of the most serious risks any worker faces in the performance of their job. Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens. These pathogens include, but are not limited to, HIV, HPV, and other infectious agents. Given the current legal liability environment the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and their co-workers. In cases of possible exposure to communicable disease the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities. The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing heath screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident. Employee morale issues also weigh heavily on staff and administration when a healthcare worker suffers a potentially serious exposure to bloodborne pathogens.

          Our management believes that our technology will (a) significantly reduce the risk of healthcare worker exposure to these infectious fluids, (b) reduce the cost per procedure for handling these fluids, and (c) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

Products

The Fluid Management System (“FMS”)

          The BioDrain FMS, a fluid collection and measurement system, addresses the need for a simple, safe, hands-free, touch-screen computer-controlled, method of removing, retaining, calculating fluid loss and disposing of fluid waste during operative procedures. Near the end of each procedure, a proprietary cleaning fluid is attached to the FMS and an automatic cleaning cycle ensues, making the FMS ready for the next procedure. The system replaces the current process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room. In cases where healthcare organizations re-use canisters, the FMS cleaning process eliminates the need for cleaning of canisters for re-use. The FMS greatly reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated. The FMS is uniquely positioned to dominate its market segment due to its simple design, ease of use and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material. Contrary to competitive products, the wall-mounted FMS does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel.

          The system is installed on or in the wall of the individual operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems. Once installed, the FMS has one inflow port positioned on the front of the device that effectively replaces the current wall suction ports most commonly used to remove fluids during surgery. Additionally, a disposable external manifold, which will be provided as part of our disposable cleaning kit, allows for expansion to up to three inflow suction ports.

          Current techniques typically utilize two to eight canisters positioned on the floor or on elaborate rolling containers with tubing connected to the hospital suction system and to the operative field. Once the waste fluids are collected, they must be transported out of the operating room and disposed of using various methods. These systems take up floor space in and around the operating room and require additional handling by hospital personnel, thereby increasing the risk of exposure of these people to infectious waste fluids generated by the operating room procedure. Handling infectious waste in this manner is also more costly.

          Using the BioDrain FMS during a procedure, potentially infectious fluid suctioned from the patient is drawn through standard surgical tubing into the FMS. There, the fluid is separated from the air stream and deposited into a large fluid reservoir where it is retained until a measurement cycle is initiated. Once a certain fluid level is reached in the chamber, a solenoid switch is opened and the fluid is pumped from the fluid reservoir using a pump. The action of the pump removes the fluid and measures the quantity of the fluid as it is removed. This volume measurement is then continuously transmitted to a computer display, which allows the surgical team to immediately assess the total amount of fluid removed from the patient to that point in the procedure. The fluid removed from the fluid reservoir is passed through the pump and transported directly to the hospital sanitary sewer.

          The FMS has had four prototype iterations completed. The product has undergone significant testing, including being utilized in veterinary cases. We are currently finalizing the production specifications for the final production unit and anticipate gearing up the production capabilities for the mass production needed to meet the projected market demand. We will utilize an ISO 13485-certified outsource manufacturing service organization as our manufacturer, at least until such time as it may make sense to vertically integrate this process.

          We anticipate the filing of a 510(K) submission shortly. It is anticipated that the unit will be classified as a Class II device by the FDA. While there is always risk in dealing with the FDA and obtaining product approvals, we have done substantial regulatory work to date and we anticipate a fairly standard FDA approval process.

A summary of the features of the wall unit include:

•

Minimal Human Interaction. The wall-mounted FMS provides for a small internal reservoir that keeps surgical waste isolated from medical personnel and disposes the medical waste directly into the hospital sanitary sewer with minimal medical personnel interaction. This minimal interaction is facilitated by the automated electronic controls and computerized LCD touch-screen allowing for simple and safe single touch operation of the FMS.

•

Minimizes Exposure. The FMS minimizes surgical team and cleaning crew exposure to bloodborne pathogens, as the system is hands-free and fully automated with electronic controls with regards to handling any waste fluid. The FMS is unique and provides advanced fluid management technology in that it eliminates collection canisters entirely, is directly connected to the hospital sanitary sewer and provides continuous flow of waste fluids from the operative field.

•

Fluid Measurement. The FMS volume measurement allows for in-process, accurate measurement of blood/saline suctioned during the operative procedure, and eliminates much of the estimation of fluid loss currently practiced in the operating room. This will be particularly important in minimally invasive surgical procedures, where accounting for all fluids, including saline added for the procedure, is vital to the operation. The surgical team can view in real time the color of the extracted or evacuated fluid through the viewing window on the FMS.

•

Disposable Cleaning Kit. A single-use, disposable cleaning kit that is used at the conclusion of each procedure prepares the FMS for reuse, reducing operating room turnover time. The cleaning kit includes a BioDrain proprietary cleaning fluid with unique cleaning properties that break up blood cells and any other fluid waste and bio-film at the cellular level, maintaining a clear path for fluids in the next procedure. The disposable cleaning kit also includes a disposable external manifold allowing for multiple suction connections to the system. The kit is a consumable component of the product offering, to be used in each procedure. The cleaning fluid should be a substantial revenue generator for the life of the FMS.

•

Ease of Use. The FMS simply connects to the existing suction tubing from the operative field (causing no change to the current operative methods). Pressing the START button on the FMS touch screen causes the suction tip to operate similarly to preexisting systems, thereby requiring virtually no learning curve for operation at the surgical site.

•

Installation. BioDrain will arrange installation of the FMS products through a partnership or group of partnerships. Such partnerships will include but not be limited to being executed with distribution partners, manufacturers representatives, hospital supply companies and the like. We will train our partners and standardize the procedure to ensure the seamless installation of our products. The FMS is designed for minimal interruption of operating room and surgical room utilization. Plug-and-play features of the design allow for almost immediate connection and hook up to hospital utilities for wall-hung units allowing for quick start-up post installation.

•

Sales Channel Partners. The FMS will be sold to end-users through a combination of independent stocking distributors, manufacturers representatives and, possibly later, direct sales personnel. All personnel involved in direct contact with the end-user will have extensive training and will be approved by BioDrain. Exclusive agreements will be in place between BioDrain and the sales channel partners outlining stocking expectations, sales objectives, target accounts, and the like. Contractual agreements with the sales channel partners will be reviewed on an annual basis and could possibly be terminated at any time by BioDrain based on certain specified conditions.

•

Competitive Pricing. Estimated end-user pricing is expected to be in the range of $12,000 - $15,000 list per system (one per operating room - installation extra) and $15 - $20 per unit retail for the proprietary cleaning kit to the U.S. hospital market. The distributor or channel partner then sets the final retail price based on quantity discounts for multiple installations.

Patents and Intellectual Properties

          BioDrain recently completed and executed an agreement to secure the exclusive assignment of the patent-pending product and rights from an inventor, Marshall Ryan. Mr. Ryan received a combination of cash and warrants, and he will receive a 4% royalty on FMS sales for the life of the patent. To date, the patent has been vigorously supported and pursued. Our competitive advantage would be lost if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. No assurance can be given that any measure we implement will be sufficient to protect our intellectual property rights. If we cannot protect our rights, we may lose our competitive advantage. There is no assurance that any of these protections can be maintained or that they will afford us a meaningful competitive advantage. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.

          Mr. Ryan’s cooperation, as specified in the agreement, will be required to complete the expected filing of a CIP (continuation in part) with the U.S. Patent Office that will broaden the patent coverage for the Company.

          The provisional patent entitled “Method and Apparatus for Disposing of Liquid Surgical Waste for Protection of Healthcare Workers” was filed in August 2002, application number 10/524,086. The patent was filed in the U.S. in August 2003 and also in Europe. In the Spring of 2007, we received notification from both the U.S. and European patent offices that our patent application was approved with final notification pending. Our European patent application was since approved on April 4, 2007 (Patent Certificate No. 1539580) and the final notification relating to the U.S. patent application is still pending; however, a Notice of Allowance from the U.S. Patent Office has been received. The invention encompasses a method of handling, collecting, managing, measuring and/or disposing of fluids, including liquids. The patent includes a cleaning kit that contains a pre-measured amount of a cleaning solution for cleaning the wall suction unit before a subsequent use. A key claim in the patent provides for continuous flow of the FMS unit in suctioning surgical fluids, which means that the unit never has to be shut off or paused to empty the fluid contents to the sewer. Other products need to pause to change over to additional canisters or collection volumes, thereby causing a delay in the surgical procedure. Our management believes that the continuous flow claim in the patent provides BioDrain with a significant competitive advantage, particularly on large fluid generating procedures.

          From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

The Disposable Cleaning Kit

          The disposable cleaning kit is an integral, critical component of the FMS and our total value proposition to the customer. It consists of a proprietary, pre-measured amount of cleaning solution in a plastic pouch, bottle or similar container with a connection mechanism to attach to the FMS. The disposal cleaning kit also includes an external manifold allowing for up to three suction ports. The proprietary cleaning solution is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the FMS is recommended to be cleaned following each use. Utilizing the available vacuum of the wall system, the proprietary cleaning fluid is drawn into the FMS to provide a highly effective cleaning process that breaks up bio-film at the cellular level. Proper cleaning is required for steady, dependable and repeated FMS performance and for maintenance of the warranty of the FMS.

          The BioDrain proprietary cleaning fluid is a critical component of our business model. The cleaning fluid has the “razor blade business model” characteristic with an annuity-type of revenue situation for every FMS unit installed, and revenues from the sale of fluids are forecast to be significantly higher than the revenues from the unit. We will take necessary steps to protect the supply chain, as well as to ensure that only our fluid will be utilized following procedures.

Corporate Strategy

          BioDrain will become successful by deploying a strategy of focused expansion within its core product and market segments, while utilizing a progressive approach to manufacturing and marketing to ensure maximum flexibility and profitability.

     Our strategy will be to:

■

Develop a complete line of wall-installed fluid evacuation systems (“FMS”) for use in hospitals and free standing surgery centers as well as clinics and physicians’ offices. Initially, we have developed the FMS to work in hospital operating rooms and surgical centers. This device was developed for use with the wall vacuum suction currently installed in hospitals. Opportunities for future products include an FMS developed for post-operation and recovery rooms with multiple inlet ports and multiple volume measurements.

■

Provide products that greatly reduce worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment. By efficiently removing infectious fluid waste the FMS protects healthcare workers from contact with potential contamination. As the first true innovation in the measurement and automatic removal of infectious fluid waste, the FMS will redefine the manner in which such material is collected, measured and disposed of in operating rooms, post-operating recovery, emergency rooms and intensive care settings. The cost of such exposures, measured in terms of human suffering, disease management costs, lost productivity, liability or litigation, will be, when properly leveraged, the strongest motivating factor for facilities looking at investing in the FMS line of products.

■

Utilize existing medical products independent distributors and manufacturers representatives to achieve the desired market penetration. Contacts have been established with several existing medical products distributors and manufacturers representatives and interest has been generated regarding the sales of the BioDrain FMS and cleaning kits. In addition to their normal sales practices, the distributors will carry a significant supply of cleaning kits for their current customers and could purchase an FMS for demonstration to new potential customers.

■

Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers. To date, referrals have been received from this group resulting in several potential sales and a potential beta site. These referrals have shortened the time frame for contacting and demonstrating the FMS to potential customers as well as providing us with valuable responses to the FMS from the customer base, the vast majority of which have been extremely positive to date.

■

Utilize a Medical Advisory Board to assist in market penetration. We have set up a Medical Advisory Board consisting of a pioneering surgeon, two operating room consultants and a nurse anesthetist to assist us in understanding the needs of our market and ways to better serve that market. From time to time executive management may elect to change the composition of the Medical Advisory Board, including but not limited to, expanding the size of the Medical Advisory Board.

Other strategies may include:

■	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and projected profitability.

■	Providing a leasing program and/or “pay per use” program as purchasing alternatives.

■	Providing service contracts to establish an additional revenue stream.

■	Utilizing management team contacts in global sourcing of key sub-assemblies to drive significant per unit cost reduction at volume.

■	Offering an innovative warranty program that is contingent on the exclusive use of our disposable cleaning kit to insure the success of our after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

          The management of infectious fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and finally to the disposal of that waste either via incineration or in segregated landfills.

          Once the procedure has ended, the canisters and their contents must be removed from the operating room and disposed. There are several methods used for disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure, and the other personnel involved in their final disposal. These methods include:

•

Direct Disposal Through the Sanitary Sewer. In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the service workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper - a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal in the biohazardous/infectious waste generated by the hospital (red-bagged).

•

Conversion to Gel for Red-Bag Disposal. In many hospital systems the handling of this liquid waste has become a liability issue due to worker exposure incidents and in some cases has even been a point of contention during nurse contract negotiations. Industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste. There are four major drawbacks to this system:

o	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.

o	Based on industry pricing data, the total cost per canister increases by approximately $2.00.

o

Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is approximately one pound. A canister and its gelled contents weigh approximately 7.5 pounds.

o	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

          Despite the increased cost of using gel and the marginal improvement in health care worker protection it provides, several hospitals have adopted gel as their standard procedure.

Drainage Systems

          Several new medical devices have been developed which address the deficiencies described above. DeRoyal (formerly Waterstone), Dornach, Stryker Instruments, and Cardinal Health, Inc. have all developed systems that provide for disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders. Most of them continue to utilize some variant on the existing canister technology, and while not directly addressing the canister, most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs.

Current Competition, Technology, and Costs

Single Use Canisters

          In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in. Each single use canister costs roughly $2.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation.

          Our FMS would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the FMS.

Solidifying Gel Powder

          The market potential for solidifying gel was estimated at over $100 million in 2002.This market is not yet fully realized, but many hospitals, responding to increased concerns over inadvertent worker exposure to liquid waste, are converting to this technology. There have been many reports (Allina and Fairview to name two Minneapolis-based health systems) of nursing contracts containing language that requires the facilities to use gels after every procedure. Our management is aware that at a large healthcare facility in Minneapolis, Minnesota, routine usage of gel increased annual operating room expenditures by $63,000, based on 14,000 procedures done in 2006. It is clear that solidifying gels, while not providing complete freedom from exposure to workers does present a level of safety and peace of mind to the healthcare workers who handle gel-treated canisters. While several gel manufacturers proclaim that sterility of the contents is achieved with the use of their product, protocols continue to recommend that red-bag procedure is followed when using these products. One drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the products.

          BioDrain’s FMS would eliminate the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal

          Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites. Previously many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids. When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor. Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid. These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention. Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

          On a related note, many countries are struggling with landfills within their own borders, and a thriving and growing biohazardous/infectious waste disposal business is emerging. The inevitable disputes connected with such a highly charged and potentially politically sensitive topic have developed, particularly in Europe and the former Soviet Republics, over the disposition and disposal of these infectious wastes. Such disputes have also arisen in the U.S. as states lacking landfill capacity (New Jersey, for example) seek to offload their medical waste on less populous states or those which lack stringent enforcement.

          Moreover, as incineration increasingly loses its appeal, and as individual countries and states reject importation of infectious materials, the disposal of these fluids may take on more important political and environmental overtones. For example, there are several recent rulings within the European Union that resulted in medical waste being categorized as a tradable commodity meaning that no member country can reject medical waste from another European Union partner. Germany, which used to dump its medical waste in the former East Germany, is now exporting its waste to Belgium and France. France in particular is fighting this waste and wants Germany to deal with its own waste within its own borders. In other parts of the world, landfills are often habitated by otherwise homeless or poverty level people, who scavenge the sites for food and clothing, and often come into contact with blood soaked medical waste. Disposal of fluid down the sanitary sewer and elimination of large numbers of canisters from the volume of red-bag material, while not addressing all of the concerns regarding landfills, would certainly reduce the amount of disposed and blood impregnated waste.

          By eliminating large numbers of canisters and the gel powder, our FMS products would reduce their costs entirely and reduce the annual expenditure and amount of canisters sent to of landfills dramatically.

Handling Costs

          Once the surgical team has finished with the procedures and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room, and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal.

          Our FMS would eliminate the handling costs associated with the disposal of fluid or handling of contaminated canisters as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained.

         A hidden but very real and considerable handling cost is the cost of an infectious fluid exposure. In a July 2007 research article published by Infection Control Hospital Epidemiology, it is concluded that “Management of occupational exposures to blood and bodily fluids is costly; the best way to avoid these costs is by prevention of exposures.” The research shows that hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500. Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities, however in each exposure the worker must be treated as a worst case event. This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor

          Often overlooked as a direct cost, nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure. Various estimates have been made, but an internal study at a large healthcare facility in Minneapolis, Minnesota, revealed that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

          Our FMS products would save nursing time. Set-up is as easy as attaching the suction tube to the inflow port of the FMS. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the inlet port of the unit, initiate the cleaning cycle, and dispose of the emptied cleaning solution.

Competitive Products

          Disposable canister system technology for fluid management within the operating room has gone virtually unchanged for decades. As concern for the risk of exposure of healthcare workers to bloodborne pathogens, and the costs associated with canister systems has increased, market attention has increasingly turned toward fluid management. The first quarter of 2001 saw the introduction of three new product entries within the infectious material control field. Stryker Instruments introduced the “Neptune” system, offering a combination of bio-aerosol and fluid management in a portable two piece system; Waterstone Medical (now DeRoyal) introduced the “Aqua Box” stationary system for fluid disposal; and Dornach Medical Systems introduced the “Red Away” stationary system for fluid collection and disposal. All companies, regardless of size, have their own accessory kits. For purposes of comparison, based on information obtained from a surgical center in Minnesota, the Stryker Neptune system’s estimated cost per procedure is more than $15 (including single-use-manifold plus cleaning solution).

Marketing and Sales

Distribution

          Our FMS products will be sold through independent distributors and manufacturers representatives covering the vast majority of major U.S. markets. The targeted customer base will include nursing administration, operating room managers, CFOs, risk management, and infection control. Other professionals with an interest in the product include physicians, nursing, biomedical engineering, anesthetists, anesthesiologists, human resources, legal, administration, and housekeeping.

          The major focus of the marketing effort will be to introduce our products as the first capable of effectively removing infectious waste and disposing of it automatically while providing accurate measurement of fluids removed while limiting exposure of the surgical team and healthcare support staff.

          Governmental and professional organizations have become increasingly aggressive in attempting to minimize the risk of exposure to bloodborne pathogens by medical personnel. It is believed that our technology represents a breakthrough in the collection and disposal of this highly contaminated material. It is anticipated that our products will be widely acclaimed in the medical workplace and quickly adopted as the new standard of practice.

          Distributors will either have installation and service capability, or we will contract those functions out to an independent service/maintenance company. We have been in contact with both distributors, and service companies regarding these installation requirements. The Company will establish extensive training and standards for the service and installation of the FMS to ensure consistency and dependability in the field.

          We will structure our pricing and relationships with distributors and/or service companies to ensure that these entities receive at least a typical industry level compensation for their activities. The cost and price estimates currently in place with the Company conservatively allow for reasonable profit margins for all entities in the FMS and the cleaning fluid supply chain.

Promotion

          The dangers of exposure to infectious fluid waste are well recognized in the medical community. It is our promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the FMS in protecting medical personnel from inadvertent exposure. We intend to leverage this medical awareness and concern with education of regulatory agencies at the local, state and federal level about the advantages of the FMS.

          We intend to supplement our sales efforts with a promotional mix that will include a number of printed materials, video support and a web site. Our management team believes its greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C). These efforts will require utilizing single page selling pieces, video educational pieces for technical education, liberal use of scientific journal articles and a web page featuring product information, educational materials, and training sites.

          We will support our sales organization by attending major scientific meetings where large numbers of potential users are in attendance. The theme of the trade show booth will focus on education, the awareness of the hazards of infectious waste fluids and the Company’s innovative solution to the problem. We will focus our efforts in initially on the Association of Operating Room Nurses (“AORN”) meeting, where the largest concentration of potential buyers and influencers are in attendance. We will obtain an Internet mailbox and will feature information on protection of the healthcare worker as well as links to other relevant sites. We intend to invest in limited journal advertising until targeted audiences have been fully identified. The initial thrust will focus on features of the product and ways of contacting the Company via the web page or directly through postage paid cards or direct contact. Additionally, we will create a press release mailing to clinician oriented periodicals for inclusion in New Product News columns. These periodicals will provide the reader with an overview of the product and will direct readers to pursue more information by direct contact with us by accessing our web page.

Pricing

          Prices for the FMS and its disposable cleaning kit will reflect a cost saving to the hospital over its current procedure costs. This strategy should ensure that sales objectives will be addressed in actual hard cost comparisons rather than by addressing soft costs such as warehouse and operating room space wasted storing canisters, inventory cost, ordering cycles, worker’s comp exposure - all debatable arguments fraught with defendable positions from the customer’s knowledge base. It is our belief that our products are superior to competitive technologies and that the products will be able to retain their superiority for the duration of the existing and pending patents.

          The FMS will list for approximately $12,000 - $15,000 per system (one per operating room - installation extra) and $15 - $20 per unit retail for the proprietary cleaning kit to the U.S. hospital market. Installation will be done by distributors, independent contractors, or in the case of larger facilities by in-house engineering at an estimated price of $2,000, depending on the operating room. Installation of the FMS requires access only to the hospital’s sanitary sewer, vacuum suction, and electricity. In smaller facilities an outside contractor may be called in, larger institutions have their own installation and maintenance workforce. Installation time should not seriously impact the use of the operating room. Each FMS will have an industry standard warranty period that can be extended through documented use of the Company’s sterilization kit.

          Actual selling price of the hardware will be at a standard rate to the distributor, permitting them to have price flexibility when selling multiple units to hospitals and clinics. The current plan is for the disposable cleaning kit to be priced at $15 - $20, and a commission to be paid to the distributor or independent representative upon each sale.

Engineering and Manufacturing

          We have recently finalized our relationship for the engineering and manufacturing of our product. The company performing these functions is ISO 13485:2003 and GMP-certified and has the necessary expertise and experience to build our product in a cost-effective manner. We recently hired an Executive Vice President of Operations, Chad Ruwe, who has 20 years of fluid management systems experience and a demonstrated history of driving lean manufacturing global sourcing and joint venture leadership.

Government Regulation

          To date, no regulatory agency has established exclusive jurisdiction over the area of biohazardous and infectious waste in healthcare facilities. Several prominent organizations maintain oversight function concerning various aspects of pertinent technologies and methods of protection.

These agencies include:

•	OSHA (Occupational Safety and Health Administration)

•	EPA (Environmental Protection Agency)

•	DOT (Department of Transportation)

•	JCAHO (Joint Commission of Accreditation of Hospitals)

•	NFPA (National Fire Protection Association)

•	AIA (American Institute of Architects)

•	AORN (Association of Operating Room Nurses)

•	Specific state, county, hospital or institution guidelines

          After we secure Underwriters Laboratories (“UL”) approval for the FMS, we plan to file a 510(K) submission for the approval of the FMS. We anticipate that this will be a Class II device, which is less stringently reviewed as that of a Class III device. We have teamed with regulatory consultants with significant experience in the FDA approval process. While each submission and approval is different, our regulatory consultants have advised that this is a fairly standard type of FDA 510(K) submission, with a high probability of approval by the FDA. The timing to complete the 510(K) process varies with each submission, however we anticipate that the product could receive FDA approval a few months after the submission is filed. However, there is no assurance that FDA approval will be obtained.

          Following FDA approval to market our product, we will be subject to the normal ongoing audits and reviews by the FDA and other governing agencies. These audits and reviews are standard and typical in the medical device industry, and we do not anticipate being affected by any extraordinary guidelines or regulations, beyond those standard to the industry.

          In the event that we fail to obtain FDA approval by the end of August 2009, the majority-in-interest of investors (“the Investors”) through our August 2008 offering have the right to cause the Company to make the following restructuring changes:

1.	All Company assets will be distributed to a wholly-owned subsidiary (“Privco”). Privco will have the identical number of common shares outstanding as the Company.

2.	BioDrain Original Shareholders (the “Founders”) will cancel all Company stock and no longer own any Company equity.

3.

In consideration of such cancellation, the Founders will receive Privco stock and options so that the Founders have the same percentage ownership of Privco that it had in the Company. The Company will retain the rest of Privco equity.

4.	All Company stock options will be cancelled and replaced with Privco stock options.

5.	The Company will have new directors and officers selected by Investors.

6.

In the event of a reverse merger or other similar transaction with a new operating business, the Company will either spin-off the remaining Privco equity to the remaining Company shareholders or liquidate the Privco securities and distribute any net proceeds to the Company shareholders.

          The Private Placement Memorandum related to our August 2008 offering of securities will be deemed modified to reflect the restructuring if the 510(k) approval is not obtained within the 12 month timeframe from the end of August 2008.

Employees

          We currently have 4 full-time employees, a Chief Executive Officer, a Chief Financial Officer, an Executive Vice President of Operations and a Director of Sales. In addition, we use contractors and consultants to supplement our functional needs. We will seek to add additional employees in sales and marketing, operations, product development and other areas as we grow and penetrate the market. No employee is represented by a labor union, and we have never suffered an interruption of business caused by labor disputes. Management believes that our relations with our employees are good.

Legal Proceedings

          We are not a party to any pending legal proceedings that, if decided adversely to us, would have a material adverse effect upon our business, results of operations or financial condition and are not aware of any threatened or contemplated proceeding by any governmental authority against our company. To our knowledge, we are not a party to any pending civil or criminal action or investigation.

Description of Property

          Our corporate offices are located at 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120. We currently lease approximately 3,600 square feet with possible expansion to 4,700 square feet of office space at this location. The monthly base rent for the 3,600 square feet is $3,000 per month for months 1 through 12; $2,395 per month for months 13 through 24; $2,467 per month for months 25 through 36; $2,541 per month for months 37 through 48; and $2,617 per month for months 49 through 60. In addition to the base rent, we also pay our share of common area maintenance expenses, real estate tax expenses/assessments and utilities, which are determined by the square footage of the premises we lease. The common area maintenance expense is not applicable in months 1 through 12, but will be in place for the remainder of the lease. The lease term began on November 1, 2008 and will extend for a period of 5 years, ending on October 31, 2013. We expect that the premises in which our principal executive office is located will be adequate for our office needs for term of the lease.

Directors, Executive Officers, Promoters and Control Persons

          The following table identifies our current executive officers and directors.

Name	Age	Position Held
Lawrence W. Gadbaw	71	Chairman of the Board of Directors

Kevin R. Davidson	48	President, Chief Executive Officer and Director

Gerald D. Rice	66	Chief Financial Officer, Secretary and Director

Chad A. Ruwe	44	Executive Vice President of Operations and Director

Peter L. Morawetz	81	Director

Thomas J. McGoldrick	67	Director

Andrew P. Reding	38	Director

          There are no family relationships between any of our directors or executive officers. Our executive officers are appointed by our board of directors and serve at the board’s discretion. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

          None of our directors or executive officers has, during the past five years,

•

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

•

been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Business Experience

          Lawrence W. Gadbaw, Chairman of the Board of Directors. Mr. Gadbaw has served as a director since our inception in 2002. He served as our President and Chief Executive Officer from 2002 to 2006 and Executive Vice President Business Development from 2006 to 2008. Mr. Gadbaw has also been Chairman of Health Care Marketing, Inc., a manufacturer and marketer of health care products, since 1992. From 1990 to 1992, he was President, Chief Operating Officer and Director of Augustine Medical, Inc., a manufacturer of hypothermia treatment products. Mr. Gadbaw was President, Chief Executive Officer, Treasurer and Director of Bio-Vascular, Inc., a manufacturer of tissue and biosynthetic-based medical devices and grafts for cardiovascular surgery, from 1985 to 1989. From 1979 to 1981, he was Director of Sales and Marketing for Medical Incorporated, a manufacturer of cardiovascular products. Mr.

Gadbaw was General Manager of Sween Corporation, a manufacturer of health care products, from 1977 to 1979. He held numerous positions in marketing and sales with Medtronic, Inc., a manufacturer and distributor of cardiovascular products from 1967 to 1977, including the position of Director of U.S. Sales.

          Kevin R. Davidson, President and Chief Executive Officer. Mr. Davidson has served as our President and Chief Executive Officer since 2006 and has several years of experience in the medical technology sector. He has been the Chief Financial Officer of three medical technology companies including his most recent position beginning in 2003 as Chief Financial Officer, Vice President of Business Development at OrthoRehab, Inc., where he lead the successful sale of the organization to Otto Bock GmbH. In addition to his Chief Financial Officer experience, Mr. Davidson was an investment banker in the medical technology sector as a Managing Director with the Arthur Andersen Global Corporate Finance Group from 1998 to 2002, where he led and closed several transactions in this sector. Mr. Davidson also has experience in the corporate development function in the medical area, including holding positions at St. Jude Medical, Inc. from 1989 to 1992. In addition, he has extensive domestic and international experience as a management consultant in this area. Mr. Davidson received a BA in Economics from Gustavus Adolphus College in 1982 and an MBA from The Colgate Darden Graduate School of Business Administration at the University of Virginia in 1986.

          Gerald D. Rice, Chief Financial Officer and Secretary. Mr. Rice has over thirty years of executive financial experience and has served as our Chief Financial Officer and Secretary since our inception in 2002. From 1999 to 2002, he provided financial consulting at a private practice and he served as Controller of Medical Graphics Corporation from 1998 to 1999. From 1995 to 1998, Mr. Rice served as Chief Financial Officer of Road Rescue and prior to that, from 1979 to 1995, he held various positions as Chief Financial Officer or financial consultant at several companies. Mr. Rice spent ten years from 1969 to 1979 as a manufacturing consultant for the public accounting firms of Arthur Andersen & Co. and RSM McGladrey. During that time, he worked with a diverse array of clients, including MTS, Arctic Cat, TESCOM and Lester’s, designing and installing manufacturing information systems. Mr. Rice is a Certified Public Accountant and holds several other certifications in various fields. He received his business degree from the University of Minnesota in 1967 and his Masters of Business Administration from the University of Minnesota in 1988.

          Chad A. Ruwe, Executive Vice President of Operations. Mr. Ruwe became our Executive Vice President of Operations in 2008. He has over 20 years experience in global business leadership in critical fluid management industries focused on containment, management, and delivery of highly toxic and corrosive fluids. From 2002 to 2007 he held several senior management positions with Entegris, Inc., including General Manager of NT International, a wholly owned subsidiary of Entegris, Vice President of the Fluid Handling Systems business, Vice President of the Semiconductor business and Vice President & General Manager of the Liquid MicroContamination business. From 1996 to 2002, Mr. Ruwe was with Tescom Corporation (now part of Emerson’s Climate Technologies Group) serving as Vice President & General Manager of the High Purity Controls Division and Hankuk Tescom, Ltd., an assembly and test facility in South Korea. Mr. Ruwe held several management level positions at Parker Hannifin Corporation from 1987 to 1996. Mr. Ruwe has previously served on the board of directors for two early stage venture start-ups. He holds a Master of Science degree in Management, specializing in Operations Research, from the University of Alabama and he received his Bachelor of Science degree in Mechanical Engineering, specializing in Fluid Dynamics, from The Ohio State University in Columbus, Ohio.

          Peter L. Morawetz, PhD, Director. Dr. Morawetz is a consultant to development-stage companies in the medical and high technology field. He has served as a director of the Company since its inception in 2002. From 1985 to 2002, he provided consulting services in the fields of technology and product positioning for a large number of U.S. and foreign corporations. Notable clients included Medtronic, EMPI, Hutchinson Technologies, Minntech, Bauer Biopsy Needles, American Medical, Lectec and Walker Reading Technologies. In the course of a thirty-year career, he covered progressively important positions in engineering and R&D management. His contributions include development of neurological devices at Medtronic, Inc. from 1971 to 1981 and EMPI, Inc. from 1981 to 1985, as well as magnetic-storage devices at Univac from 1958 to 1961 and again from 1965 to 1967 and Fabri-Tek from 1961 to 1965. He has seven patents and has been active in market planning and corporate development.

          Thomas J. McGoldrick, Director. Mr. McGoldrick has served as a director of the Company since 2005. Prior to that, he served as Chief Executive Officer of Monteris Medical Inc. from November 2002 to November 2005. He has been in the medical device industry for over thirty years and most recently was cofounder and Chief Executive Officer of Fastitch Surgical in 2000. Fastitch is a startup medical device company with unique technology in surgical wound closure. Prior to Fastitch, Mr. McGoldrick was President and Chief Executive Officer of Minntech from 1997 to 2000. Minntech is a $75 million per year publicly traded (NASDAQ-MNTX) medical device company offering services for the dialysis, filtration, and separation markets. Prior to employment at Minntech from 1970 to 1997, he held senior marketing, business development and international positions at Medtronic, Cardiac Pacemakers, Inc. and Johnson & Johnson. Mr. McGoldrick is on the board of directors of two other startup medical device companies

          Andrew P. Reding, Director. Mr. Reding is an executive with extensive experience in sales and marketing of capital equipment for the acute care markets. He has served as a director of the Company since 2006 and he is currently the President and Chief Executive Officer of TRUMPF Medical Systems, Inc., a position he has held since April 2007. Prior to that, he was Director of Sales at Smith & Nephew Endoscopy and prior to that, he served as Vice President of Sales and Director of Marketing with Berchtold Corporation from 1994 to 2006. His experience is in the marketing and sales of architecturally significant products for the operating room, emergency department and the intensive care unit. Mr. Reding has successfully developed high quality indirect and direct sales channels, implemented programs to interface with facility planners and architects and developed GPO and IDN portfolios. Mr. Reding holds a bachelors degree from Marquette University and an MBA from The University of South Carolina.

Executive Compensation

Summary of Compensation

          The following table summarizes all compensation for the fiscal year ended December 31, 2007 paid to our President and Chief Executive Officer and our Chief Financial Officer and Secretary. No executive officer received total compensation exceeding $100,000 during the fiscal year ended 2007.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Kevin R. Davidson, President and Chief Executive Officer	2007	59,375							59,375
Gerald D. Rice, Chief Financial Officer and Secretary	2007	43,542							43,542

Outstanding Equity Awards at Fiscal Year-End

          The Company made no equity awards during the fiscal year ended December 31, 2007.

Discussion of Compensation

          Our board of directors currently evaluates and sets the compensation policies and procedures for our executive officers but as soon as established, this function will be performed by a compensation committee composed solely of independent directors. Except as provided for in the employment agreements described below, annual reviews generally determine future salary and bonus amounts for our executive officers, as a part of the Company’s compensation procedures.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

          The following discussions provide a description of the material terms and conditions of the employment agreements described below. The discussions are qualified in their entirety by the full text of the agreements.

          We entered into an employment agreement with Kevin R. Davidson, President and Chief Executive Officer, on October 4, 2006. The term of the agreement is four years and is automatically renewable except by action of our board of directors. The agreement provides for an annual base salary of $150,000 (payable beginning when cumulative new funding for the Company reaches $250,000), with an increase to $170,000 upon reaching funding of $1,000,000 and $200,000 upon reaching cumulative net sales of $5,000,000. Mr. Davidson is eligible to participate in the Company’s bonus plan when it is completed and approved by our board of directors or compensation committee when established. In addition, pursuant to his employment agreement, Mr. Davidson is entitled to an initial grant of 50,000 shares of BioDrain common stock with an anti-dilution protection amounting to 3.81% of the fully-diluted outstanding common stock of the Company up to the completion of the first $1,000,000 of new funding raised, which pursuant to an option agreement dated June 5, 2008 amending his employment agreement, Mr. Davidson chose to receive in options to purchase 543,292 options, exercisable at $.01, in lieu of obtaining the shares to which he was entitled.

          Mr. Davidson is also eligible for stock, stock options, deferred compensation, and life insurance, as approved by our board of directors or compensation committee when established, and reimbursements for all reasonable, deductible and substantiated expenses, including, but not limited to, automobile mileage, telephone, cell phone, and expenses related to home office and business meetings. Mr. Davidson is entitled to a minimum of three weeks’ vacation per year. In connection with the agreement, Mr. Davidson was granted a position on our board of directors with the option of submitting for board approval one nominee for Board membership.

          We entered into an employment agreement with Gerald D. Rice, Chief Financial Officer and Secretary, on October 18, 2006. The term of the agreement is four years and is automatically renewable except by action of our board of directors. The agreement provides for an annual base salary of $118,000 (payable beginning when cumulative new funding for the Company reaches $250,000). Mr. Rice is eligible to participate in the Company’s bonus plan when it is completed and approved by our board of directors or compensation committee when established.

          Mr. Rice is also eligible for stock, stock options, deferred compensation, and life insurance, as approved by our board of directors or compensation committee when established, and reimbursements for all reasonable, deductible and substantiated expenses, including, but not limited to, automobile mileage, telephone, cell phone, and expenses related to home office and business meetings. Mr. Rice is entitled to a minimum of three weeks’ vacation per year. In connection with the agreement, Mr. Rice was granted a continued position on our board of directors.

          The following termination, change of ownership and cessation of business clauses apply to the employment agreements for Mr. Davidson and Mr. Rice, collectively referred to as “Employee”:

          We are entitled to terminate Employee’s employment for “cause” at any time during the term of the Employee’s employment and Employee may voluntarily resign from his employment with us at any time. For purposes of the agreements, termination for “cause” means termination for any of the following reasons:

                    a.          the continued noncompliance by the Employee with our directors’ written instructions, directives or regulations, after fifteen (15) days’ written notice of such noncompliance from us; a breach by the Employee of any material term of the employment agreement, which breach is not cured within seven (7) days of written notice thereof from us; unsatisfactory performance of employment duties, obligations and work and production standards that is not corrected within thirty (30) days after written notice of such unsatisfactory performance from us, or such longer period as specified in such notice;

b. malfeasance, misfeasance, or nonfeasance by the Employee in the course of his employment;

c. fraud or a criminal act committed by Employee, provided such criminal act adversely affects our business;

                    d.          any breach by Employee of his fiduciary duties and obligations to us or any act or omission of Employee constituting a breach of his obligations contained in the confidentiality and non-competition agreements entered into by and between the Company and the Employee; and

e. the Employee’s voluntary resignation at any time.

          In the event of termination for cause, Employee is only entitled to receive payment of base salary, adjusted pro-rata to the date of termination, subject to offset, and to the extent permitted, for any amounts then owed to us by the Employee.

          In the event the Employee is terminated by us without cause, Employee will be entitled to receive an amount equal to twelve (12) months of Employee’s annual base salary for the year of termination, conditioned upon (i) the return to us in good condition any property owned by or belonging to us; (ii) Employee’s disclosure of any passwords or procedures necessary for access to any computer software or program; and (iii) Employee’s continued adherence to the confidentiality and non-competition agreements entered into by and between the Company and Employee for two (2) years from the date of termination.

          In the case of any termination, the Employee’s rights and obligations regarding stock options and shares of the Company’s common stock owned by the Employee will be determined in accordance with and be governed by any shareholder agreement entered into by and between the Company and the Employee and the 2008 Stock Option Plan.

          Employee may terminate this agreement for good reason and may also terminate without good reason by giving a notice of termination during the year immediately following a change in control of more than 40% of our outstanding common stock, with the exception of stock issued by us, provided that, with the exception of dilution, Employee is adversely affected by such change in control. In the case of termination for good reason or without good reason, Employee will be entitled to the same payments and benefits as if Employee was terminated by us without cause.

          Upon the death or disability of the Employee, bonuses and other related benefits will be paid pro-rata for the year in which such event occurred. The employment agreements will remain in force in the event the Company is sold or if majority ownership passes from the existing majority shareholders. The employment agreements (and the confidentiality and non-competition agreements entered into by the Company and the Employee) will become null and void in the event the Company becomes insolvent or ceases business due to lack of funds.

          We entered into an employment agreement with Chad A. Ruwe, Executive Vice President Operations, on June 16, 2008. Pursuant to the agreement, upon execution of an investment in the Company of $200,000, we agreed to employ Mr. Ruwe for two years, with such term to be automatically renewable annually except by action of our President or board of directors. The agreement provides for an annual base salary of $135,000. Pursuant to the agreement, Mr. Ruwe received a one-time signing bonus of $15,000 and will be eligible to participate in the Company’s bonus plan when it is completed and approved by our board of directors or compensation committee when established. Mr. Ruwe is eligible to receive stock options to purchase 250,000 shares of BioDrain common stock at $.35 per share, which is governed by the 2008 Stock Option Plan. The options vest as follows: (i) 50,000 shares upon execution of the employment agreement; (ii) an additional 50,000 shares upon submission of the 510(k) to the FDA for approval of the FMS unit; (iii) an additional 50,000 shares upon approval of the 510(k) by the FDA; (iv) an additional 50,000 shares upon the sale of the first commercial-ready FMS unit; and (v) an additional 50,000 shares upon sale of the fiftieth commercial-ready FMS unit.

          Mr. Ruwe is also eligible for stock, stock options, deferred compensation, and life insurance, as approved by our board of directors or compensation committee when established, and reimbursements for all reasonable, deductible and substantiated expenses, including, but not limited to, automobile mileage, telephone, cell phone, and expenses related to home office and business meetings. In addition, beginning as of the date of his employment agreement, Mr. Ruwe receives a monthly benefit amount of $1,000 until a Company-sponsored medical benefits program is established. Mr. Ruwe is entitled to a minimum of three weeks’ vacation per year. In connection with the agreement, Mr. Ruwe was granted a position on our board of directors.

          Mr. Ruwe’s employment agreement also provides that throughout his employment and for one (1) year thereafter, he shall not, for any reason, directly or indirectly, plan, organize, advise, own, manage, operate, control, be employed by, participate or be connected in any manner with the ownership, management or control of any business engaged in the development, marketing and sales of medical devises dedicated or designed to safely manage and dispose of contaminated fluids generated in the operating room and other similar locations. For the purposes of the agreement, indirect competition includes any activity in aid of a competing business such as being a partner, shareholder, officer, director, member, owner, manager, governor, agent, employee, advisor, consultant or independent contractor of any competing business. Furthermore, Mr. Ruwe’s employment agreement provides that all rights, titles and interests of every kind and nature, whether currently known or unknown, in any “Intellectual Property” defined to include patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Mr. Ruwe in the course of his service to the Company, shall be and remain the sole and exclusive property of the Company and Mr. Ruwe shall have no right, title or interest therein or thereto or in and to any results and proceeds therefrom. Also under the agreement, subject to applicable Minnesota Statutes, Mr. Ruwe agreed to irrevocably assign to us, all worldwide rights, title and interest, in perpetuity, in respect of any and all rights he may have or acquired in the Intellectual Property, to waive any moral rights he may have or many obtain in the

Intellectual Property, and to assist us in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property and to execute all documents for use in applying for, obtaining and perfecting such rights and enforcing the same as the Company may desire.

          In addition, the following terms apply to the employment agreement for Mr. Ruwe, also referred to as “Employee”:

          We are entitled to terminate Employee’s employment for “cause” at any time during the term of the Employee’s employment. For purposes of Mr. Ruwe’s employment agreement, for “cause” shall mean termination for any of the following reasons:

                    a.          the material noncompliance by Employee with written instructions, directions or regulations of our board of directors applicable to him, the breach of any material term of the agreement, or the unsatisfactory performance of his duties, obligations, work and production standards and the failure of Employee to correct such non-compliance, breach or performance within thirty (30) days after receipt by him of written notice of the same by us;

                    b.          any willful or grossly negligent act by Employee having the effect of materially injuring the Company, as determined by a majority vote of our board of directors (excluding Employee);

                    c.          the commission by Employee of fraud or a criminal act that adversely affects our business; or

                    d.          the determination by an affirmative vote of the majority of our board of directors (excluding Employee), after reasonable and good faith investigation by the Company following a written allegation by another Company employee that he engaged in some for of harassment or other improper conduct prohibited by law, unless such actions were specifically directed by our board.

          In the event of termination for cause, Employee is only entitled to receive payment of base salary, adjusted pro-rata to the date of termination, subject to offset, and to the extent permitted, for any amounts then owed to us by the Employee. The Employee’s rights and obligations regarding stock options and shares of the Company’s common stock owned by the Employee will be determined in accordance with and be governed by any shareholder agreement entered into by and between the Company and the Employee and the 2008 Stock Option Plan, as well as taking into account the completion (or non-completion) of Mr. Ruwe’s aforementioned milestones. Only stock options that have vested as a result of completed milestones are eligible for ownership by the Employee in the event of termination for cause.

          In the event the Employee is terminated by us without cause, Employee will be entitled to receive an amount equal to twelve (12) months of Employee’s annual base salary for the year of termination as well as bonus payments on a pro-rata basis for the portion of the year at termination, conditioned upon (i) the return to us in good condition any property owned by or belonging to us; and (ii) Employee’s disclosure of any passwords or procedures necessary for access to any computer software or program. In lieu of a shareholders agreement, all non-vested stock options held by Mr. Ruwe shall immediately vest upon termination by us without cause and we will provide outplacement services, upon mutual agreement between the Employee and our President and Chief Executive Officer, for an amount of $15,000 for one (1) year.

          Employee may terminate his employment at any time for good reason. For the purposes of the agreement, “good reason” means (i) any material breach by us of the agreement that is not cured by us within thirty (30) days after receipt of written notice from Employee of such breach; (ii) any material diminution or adverse change to Employee of his duties, responsibilities, rights, or reporting relationships available to him before at the time of such diminution or change, without his consent, except as a result of termination by us for cause; (iii) any requirement from our board of directors that Employee must relocate his office outside the Twin Cities metropolitan area; or (iv) by Employee giving a notice of termination during the year immediately following a change in control of more than 40% of our outstanding common stock, except stock issued by us, provided that, with the exception of dilution, Employee is adversely affected by the change in control.

          Employee may also terminate employment at any time for any reason with one (1) month notice and in such case, agrees to aid in transition and exit from the Company causing no harm or hardship during such transition. Employee is not eligible for salary continuation or bonus if he voluntarily resigns for reasons other than good reason.

          Upon the death or disability of the Employee, bonuses and other related benefits will be paid pro-rata for the year in which such event occurred. The employment agreement will remain in force in the event the Company is sold or if majority ownership passes from the existing majority shareholders and in such case, all of Mr. Ruwe’s non-vested stock options, whether the milestone has been achieved or not, shall become vested with the completion of the sale. The employment agreement and all the terms thereof will become null and void in the event the Company becomes insolvent or ceases business due to lack of funds.

Compensation of Directors

          None of our directors received compensation during the fiscal year ended December 31, 2007. Lawrence Gadbaw, Chairman of our board of directors, receives $24,000 per year starting in September 2008 ($2,000 per month) for his services as Chairman of the board of directors. He also receives $2,000 per month in deferred compensation payments, which he accrued while serving as our President and Chief Executive Officer.

Corporate Governance

          We currently have four active non-employee members of the board of directors, Lawrence W. Gadbaw, Peter L. Morawetz, Thomas J. McGoldrick, and Andrew P. Reding, each of whom are considered independent directors, as defined in NASDAQ Marketplace Rule 4200.

Compliance with Section 16(a) of the Exchange Act

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Since prior to this offering, we did not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we were not required to file such forms with the Securities and Exchange Commission. Once we have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we intend on filing all such forms in a timely manner and if not, to disclose any untimely filings in accordance with Item 405 Regulation S-K.

Code of Ethics

          In November 2008, our board of directors plans to adopt a Code of Ethics applicable to all of our officers, directors and employees.

Certain Relationships and Related Transactions

          Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets for the last three years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

          In September 2002, an oral agreement was made with director Peter Morawetz whereby he would provide sales, marketing and general administrative support to BioDrain for a fee of $1,770 per month. The fees were accrued through August 2006 and totaled approximately $83,200. Both Mr. Morawetz and BioDrain personnel have discussed reducing the total fees accrued to a lesser amount and intend to do so in the very near future.

          In September 2007, three of our directors/executive officers, Lawrence Gadbaw, Gerald Rice and Kevin Davidson, agreed to waive a total of $288,037 in accrued, unpaid salaries for the period September 2002 through June 2007 for a total reduction in payroll accruals of $308,109 and Mr. Morawetz agreed to waive his consulting fees of $83,193, all in exchange for 184,964 shares of the Company’s common stock and options to purchase 468,683 shares of common stock at $.52 per share. The options were to carry a three-year vesting period. Subsequently in December 2007, upon request from our funding brokers, we reduced accrued payroll liabilities by $346,714 through November 2007. In exchange, Mr. Gadbaw and Mr. Rice were each granted options to purchase 160,000 shares of common stock and Mr. Davidson was granted options to purchase 80,000 shares of common stock, all at $.35 per share. To date there has been no stock issuance from these grants. In addition, Mr. Rice will receive $46,000 and Mr. Davidson will receive $23,000 when we raise an additional $3 million and Mr Gadbaw is currently receiving $2,000 per month until a total of $46,000 is paid. Negotiations with Mr. Morawetz have not yet been completed in connection with compensation for foregoing his consulting fee.

Selling Security Holders

          The following table sets forth the names of the selling shareholders who may sell their shares under this prospectus from time to time. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Chad Ruwe, who is an officer of the Company.

          The following table also provides certain information with respect to the selling shareholders’ ownership of our securities as of November 1, 2008, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling shareholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

          Some of the selling shareholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling shareholder.

          We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling shareholders are or were affiliated with registered broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the selling shareholders’ method of distribution of these shares.

Name of Selling Shareholder	Number of Shares Owned Before Offering(1)	Number of Shares Underlying Warrants Owned Before Offering	Number of Shares Offered in this Offering(1)	Number of Shares Owned After Offering(2)		Percentage Owned After Offering(2)

Caron Partners LP(3)	246,500	100,000	246,500	0		0
Alan Topchik	200,000	100,000	200,000	0		0
Marc I. Abrams	57,142	28,571	57,142	0		0
Douglas J. Gold	232,142	28,571	232,142	0		0
Stuart A. Liner	142,858	71,429	142,858	0		0
Steven M. Gold and Sheila A. Gold	142,858	71,429	142,858	0		0
Tangiers Investors, L.P.(4)	285,714	142,857	285,714	0		0
Jerome M. Cowan	142,858	71,429	142,858	0		0
Jeremy Roll	68,573	40,001	68,573	0		0
Bernard Vosika and Twyla Vosika	142,858	71,429	142,858	0		0
Sally Maslon & Naomi Maslon JTWROS	57,142	28,571	57,142	0		0
Michael Sobeck	28,572	14,286	28,572	0		0
Cavalier Consulting Corp.(5)	142,858	71,429	142,858	0		0
RP Capital(6)	326,848	142,857	326,848	0		0
Brian Weitman	64,028	21,429	64,028	0		0
Bellajule Partners LP(7)	173,858	71,429	173,858	0		0
Morris Esquenazi	200,000	100,000	200,000	0		0
Carl I. Schwartz	1,000,000	500,000	1,000,000	0		0
Jack Farbman and Thelma Farbman	200,000	100,000	200,000	0		0
Morrie R. Rubin	100,000	50,000	100,000	0		0
Lee M. Terpstra and Orlando Stephenson	200,000	100,000	200,000	0		0
Bernard Puder Revocable Trust	860,000	430,000	860,000	0		0
Thomas J. Klas	142,858	71,429	142,858	0		0
Chad A. Ruwe	1,192,858	571,429	1,142,858	50,000	(8)	*
Peter Abramowicz	114,286	57,143	114,286	0		0
Scott R. Storick	200,000	100,000	200,000	0		0
James R. Taylor, IV	1,142,858	571,429	1,142,858	0		0
Citigroup Global Markets Inc. as IRA Custodian FBO John D. Villas	142,858	71,429	142,858	0		0
Gregory B. Graves	85,714	42,857	85,714	0		0
James E. Dauwalter Living Trust dated 12/11/01(9)	1,142,858	571,429	1,142,858	0		0
Stan Geyer Living Trust dated 10/15/2001, as amended, Stan Geyer & Beverly Geyer, Trustees(10)	142,858	71,429	142,858	0		0
Fenton Fitzpatrick	17,142	8,571	17,142	0		0
Peter Persad	142,858	71,429	142,858	0		0
Nimish Patel(11)	503,602	45,595	503,602	0		0
Erick Richardson(12)	490,734	45,595	490,734	0		0
Core Fund Management, LP(13)	364,762	182,381	364,762	0		0
James Jensen(14)	364,762	182,381	364,762	0		0
Steve Andress(15)	72,952	36,476	72,952	0		0
Kendall Morrison(16)	72,952	36,476	72,952	0		0
Egavnit LLC(17)	196,092	91,191	196,092	0		0
Thomas Pronesti	38,821		38,821	0		0
Craig Kulman	38,821		38,821	0		0
Kulman IR LLC(18)	125,000		125,000	0		0
Cross Street Partners, Inc.(19)	125,000		125,000	0		0
Bill Glaser	250,000	125,000	250,000	0		0
Ryan Hong	57,404		57,404	0		0
Richardson & Patel, LLP(20)	60,714		60,714	0		0
Sean Fitzpatrick	150,000		150,000	0		0
David Baker	225,000		225,000	0		0
Si Phillips	50,000		50,000	0		0
Cameron Broumand	35,000		35,000	0		0
Sylvia Karayan	10,000		10,000	0		0
Jason Cavalier	15,000		15,000	0		0
Greg Suess	104,114		104,114	0		0
Ben Padnos	100,000		100,000	0		0
Mark Abdou	32,907		32,907	0		0
Addison Adams	8,227		8,227	0		0
Michael Cavalier	8,227		8,227	0		0
Mick Cavalier	8,227		8,227	0		0
Francis Chen	2,334		2,334	0		0
Doug Croxall	6,170		6,170	0		0
Jennifer & Michael Donahue	28,009		28,009	0		0
Dan Estrin	823		823	0		0
Kevin Friedmann	1,440		1,440	0		0
Sylvia Karayan	1,646		1,646	0		0
Abdul Ladha	4,114		4,114	0		0
Jody Samuels	8,227		8,227	0		0
Yossi Stern	10,284		10,284	0		0
Steve Yakubov	10,284		10,284	0		0
TOTAL	13,063,606	5,309,386	13,013,606	0		*

* Less than 1% based on a total of 8,163,687 shares of common stock outstanding on November 1, 2008

(1) Includes up to that number of shares of common stock issuable upon the exercise of a warrant listed in the selling security holder table.

(2) Assumes that all shares will be resold by the selling shareholders after this offering.

(3) The natural person with voting and dispositive powers for this stockholder is Beth Levine.

(4) The natural person with voting and dispositive powers for this stockholder is Michael Sobeck.

(5) The natural person with voting and dispositive powers for this stockholder is Jason Cavalier.

(6) The natural persons with voting and dispositive powers for this stockholder are Nimish Patel and Erick Richardson.

(7) The natural person with voting and dispositive powers for this stockholder is Donald Levine.

(8) Includes 50,000 shares subject to exercise of options to purchase common stock. Excludes 200,000 shares subject to exercise of options to purchase common stock that become exerciseable upon satisfaction of achievement of performance targets.

(9) The natural person with voting and dispositive powers for this stockholder is James Dauwalter.

(10) The natural persons with voting and dispositive powers for this stockholder are Stan Geyer and Beverly Geyer.

(11) Includes 45,595 shares of common stock subject to conversion of a promissory note.

(12) Includes 45,595 shares of common stock subject to conversion of a promissory note.

(13) The natural person with voting and dispositive powers for this stockholder is David Baker. Includes 182,381 shares of common stock subject to conversion of a promissory note.

(14) Includes 182,381 shares of common stock subject to conversion of a promissory note.

(15) Includes 36,476 shares of common stock subject to conversion of a promissory note.

(16) Includes 36,476 shares of common stock subject to conversion of a promissory note.

(17) Includes 182,381 shares of common stock subject to conversion of a promissory note.

(18) The natural person with voting and dispositive powers for this stockholder is Craig Kulman.

(19) The natural person with voting and dispositive powers for this stockholder is Thomas Pronesti.

(20) The natural person with voting and dispositive powers for this stockholder is Douglas Gold.

Plan of Distribution

          Each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares, subject to applicable federal and state securities laws:

          •          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          •          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          •          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          •          an exchange distribution in accordance with the rules of the applicable exchange;

          •          privately negotiated transactions;

          •          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

          •          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

          •          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

          •          a combination of any such methods of sale; or

          •          any other method permitted pursuant to applicable law.

          The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. The maximum commission or discount to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not be greater than 8% for the sale of any securities included in the registration statement of which this prospectus is a part.

          In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, subject to applicable federal state securities laws, in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also, in compliance with applicable federal and state securities laws, sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          Because selling shareholders are deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

          We have agreed to use reasonable efforts to keep this registration statement continuously effective (the “Effective Period”) until the first anniversary of the effective date of this registration statement plus whatever period of time as shall equal any period, if any, during the Effective Period in which the Company was not current with our reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”). The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Security Ownership of Certain Beneficial Owners and Management

          The following tables set forth certain information regarding beneficial ownership of our securities as of November 1, 2008 by (i) each person who is known by us to own beneficially 5% or more of the Company’s outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership generally includes voting or investment power over securities. A person (or group of persons) is deemed to be the “beneficial owner” of our securities if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of, or to dispose or direct the disposition of such securities. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. Unless otherwise indicated, the persons named in the table below have sole voting and/or investment power with respect to the number of shares of common stock indicated as beneficially owned by them. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase shares of our common stock. Beneficial ownership and percentage ownership are based on 8,163,687 shares of common stock outstanding as of November 1, 2008. Unless otherwise stated, the address of our directors and executive officers is c/o BioDrain Medical, Inc., 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Lawrence W. Gadbaw (1)	139,563	1.7%

Kevin R. Davidson (2)	573,219	6.6%

Gerald D. Rice (3)	84,994	1.0%

Chad A. Ruwe (4)	621,429	7.6%

Peter L. Morawetz (5)	107,739	1.3%

Thomas J. McGoldrick (6)	23,942	* %

Andrew P. Reding (7)	23,942	* %

Carl Schwartz (8)	500,000	6.1%

Bernard Puder Revocable Trust (9)	430,000	5.3%

James Dauwalter Living Trust (10)	571,429	7.0%

James Taylor III (11)	571,479	7.0%

Nimish Patel (12)	600,863	7.2%

Erick Richardson (13)	587,995	7.3%

All directors and executive officers as a group (7 persons)	1,574,828	17.9%

* Less than one percent

(1)	Includes 139,563 shares of common stock. Mr. Gadbaw does not currently have any options to acquire additional shares of common stock of the Company.

(2)	Includes (i) 29,927 shares of common stock and (ii) options to acquire up to an additional 543,292 shares of common stock of the Company, all of which are presently exercisable.

(3)	Includes 84,994 shares of common stock. Mr. Rice does not currently have any options to acquire additional shares of common stock of the Company.

(4)

Includes 571,429 shares of common stock and options to acquire up to an additional 50,000 shares of common stock that are presently exercisable. Does not include (i) 571,429 shares of common stock underlying warrants that are not exercisable within 60 days and (ii) options to purchase 200,000 shares of common stock that are not exercisable until achievement of certain performance targets as provided for in Mr. Ruwe’s employment agreement.

(5)	Includes 107,739 shares of common stock. Mr. Morawetz does not currently have any options to acquire additional shares of common stock of the Company.

(6)	Includes options to acquire up to 23,942 shares of common stock, which are presently exercisable, granted pursuant to a director stock option agreement by and between Mr. McGoldrick and the Company.

(7)	Includes options to acquire up to 23,942 shares of common stock, which are presently exercisable, granted pursuant to a director stock option agreement by and between Mr. Reding and the Company.

(8)	Includes 500,000 shares of common stock. Does not include 500,000 shares of common stock underlying warrants that are not exercisable within 60 days.

(9)	Includes 430,000 shares of common stock. Does not include 430,000 shares of common stock underlying warrants that are not exercisable within 60 days.

(10)	Includes 571,429 shares of common stock. Does not include 571,479 shares of common stock underlying warrants that are not exercisable within 60 days.

(11)	Includes 571,479 shares of common stock. Does not include 571,479 shares of common stock underlying warrants that are not exercisable within 60 days.

(12)

Includes 503,602 shares of common stock and, 45,595 shares of common stock underlying convertible notes. Also includes 142,857 shares of common stock held by RP Capital LLC, for which Nimish Patel and Erick Richardson have shared voting and dispositive control. Does not include 60,714 shares of common stock held by Richardson & Patel LLP. The voting and dispositive control of such shares are held by Mr. Douglas Gold. Mr. Patel does not currently have any options to acquire additional shares of common stock of the Company.

(13)

Includes 490,734 shares of common stock and, 45,595 shares of common stock underlying convertible notes. Also includes 142,857 shares of common stock held by RP Capital LLC, for which Nimish Patel and Erick Richardson have shared voting and dispositive control. Does not include 60,714 shares of common stock held by Richardson & Patel LLP. The voting and dispositive control of such shares are held by Mr. Douglas Gold. Mr. Richardson does not currently have any options to acquire additional shares of common stock of the Company.

Description of Securities

General

          We are authorized to issue only one class of shares, which is designated as common stock. On October 20, 2008, our board of directors approved a resolution to increase the total number of shares of common stock that we are authorized to issue from 11,970,994 to 40,000,000 with $0.01 par value per share. Our board of directors plans to schedule a shareholders’ meeting in November 2008 at which the shareholders of the Company will vote to approve the recommended increase in authorized shares.

Common Stock

          The securities being offered by the selling shareholders are shares of our common stock. Prior to this offering there has been no public or private trading market for our common stock and there will be no such trading market until our common stock is approved for quotation on the OTC Bulletin Board. As of November 1, 2008, there were issued and outstanding 8,163,687 shares of common stock that were held of record by 88 shareholders.

          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders; provided that no proxy shall be voted if executed more than one year prior to the date of the stockholders’ meeting except as may otherwise be provided by our board of directors from time to time. Only stockholders of record at the close of business on day twenty prior to the date of the meeting are entitled to vote at the stockholders’ meeting. Holders of our common stock do not have cumulative voting rights.

          The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights and there are no redemption provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

          Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by Minnesota law, and subject to the rights of the holders of preferred stock then outstanding (if any), all shareholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of shareholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy. In the absence of a quorum for the transaction of business, any meeting may be adjourned from time to time. The stockholders present at a duly called or held meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. The Company’s President or, in his absence, the Vice-President or any other person designated from time to time by the board of directors, shall preside at all meetings of stockholders.

Warrants and Convertible Notes

          As of November 1, 2008, there were outstanding warrants to purchase 5,309,386 shares of our common stock, comprised of 620,096 warrants exercisable at a price of $0.35 per share, issued in conjuction with a bridge loan we undertook in July 2007, and 4,689,290 warrants exercisable at a price of $0.46 per share, issued in conjunction with the private offering we completed in August 2008. These warrants are immediately exercisable. If there is no effective registration statement registering the underlying shares by August 31, 2009, these warrants contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by mutual agreement of the Company and the holder. As of November 1, 2008, there were other outstanding warrants to purchase 557,191 shares of our common stock at exercise prices ranging from $.02 to $3.34 per share.

          There are also outstanding convertible notes to purchase 620,096 shares of our common stock at an exercise price of $.35 per share, which were issued in conjunction with the bridge loan we undertook in July 2007. The convertible notes total $170,000 and are held by seven holders. The notes are made up of 620,096 shares of common stock and 620,096 shares of common stock underlying warrants granted in connection therewith. The notes bear no interest rate and have passed their original maturity date of April 2008. If there is no effective registration statement registering the underlying shares by within 180 days of the closing of the August 2008 private placement offering, these notes contain certain monetary penalties imposed upon the Company.

          The exercise price and the number of shares issuable upon exercise of all the above-referenced warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Stock Options

          As of November 1, 2008, there were employment agreements and director stock option agreements outstanding with options to purchase 891,176 shares of common stock with various vesting periods and amounts. We have 975,405 shares reserved for issuance under the 2008 Equity Incentive Plan.

Dividends

          We have never paid dividends and do not currently intend to pay any dividends on our common stock in the foreseeable future. Instead, we anticipate that any future earnings will be retained for the development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans, the terms of any credit agreements that we may be a party to at the time and the Minnesota Business Corporations Act, which provides that dividends are only payable out of surplus or current net profits.

Registration Rights

          Under the Registration Rights Agreement entered into in connection with the August 2008 financing with certain accredited and institutional investors (the “Investors”), we are obligated to register the following securities beneficially owned by the Investors to permit the offer and resale from time to time of such securities: (i) all of the common stock issued or issuable upon the conversion of shares of common stock (including the shares underlying the warrants we issued in conjunction with our private placement financing) acquired from the Company pursuant to a Subscription Agreement entered into between the Investors and the Company; and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

Anti-Takeover Effects of Certain Provisions of Minnesota Law

          Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.

          Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our stock (from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding.

Section 302A.671 requires approval of any such acquisition by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.

          Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which means any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

          We are a Minnesota corporation and certain provisions of the Minnesota Statutes and our Bylaws provide for indemnification of our officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

          Section 302A.521, Subd. 2 of the Minnesota Statutes requires a corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit and Section 302A.255, if applicable, has been satisfied;

(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)

in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the corporation or, in the case of performance by a director, officer or employee of the corporation involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan

          Section 302A.521 Subd. 2 further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this subdivision.

          In addition, Section 302A.521, Subd. 3, requires that if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 302A.521, Subd. 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

          Section 302A.521 Subd. 4 provides that the articles of incorporation or bylaws of a corporation either may prohibit indemnification or advances of expenses otherwise required by Section 302A.521 or may impose conditions on indemnification or advances of expenses in addition to the conditions contained in Subd. 2 and 3 including, without limitation, monetary limits on indemnification or advances of expenses, if the prohibition or conditions apply equally to all persons or to all persons within a given class. A prohibition or limit on indemnification or advances may not apply to or affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of a provision in the articles of incorporation or the date of adoption of a provision in the corporation’s bylaws establishing the prohibition or limit on indemnification or advances.

          Section 302A.521 Subd. 5 provides that Section 302A.521 does not require, or limit the ability of a corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding

          Section 302A.521 Subd. 6 further provides that:

(a) all determinations whether indemnification of a person is required because the criteria set forth in Subd. 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 shall be made:

(1)	by the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

(2)

if a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

(3)

if a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

(4)

if a determination is not made under clauses (1) to (3), by the affirmative vote of the shareholders required by Section 302A.437 of the Minnesota Statutes, but the shares held by parties to the proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or

(5)

if an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

(b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Subd. 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

          Section 302A.521 Subd 7 allows a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of section 302A.521 of the Minnesota Statutes.

          Section 302A.521 Subd. 8 requires a corporation that indemnifies or advances expenses to a person in accordance with Section 302A.521 in connection with a proceeding by or on behalf of the corporation to report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

          Section 302A.521 Subd. 9 provides that nothing in Section 302A.521 shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.

          Pursuant to our Bylaws, we may indemnify our directors and executive officers to the fullest extent not prohibited by any applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by our Board of Directors; or (iii) such indemnification is provided by the Company, in our sole discretion, pursuant to the powers vested in the Company under any applicable law. We shall have the power to indemnify our other officers, employees and other agents as set forth in any other applicable law. Our Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as our board of directors shall determine.

          In addition, our Bylaws provide that we will advance to any person who was or is a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Company, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that the advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by a majority vote of directors who are not parties to the proceeding; (ii) by a committee of such directors designated by a majority vote of such directors; or (iii) if there are no such directors, or such directors so direct, by a written opinion from independent legal counsel, that the facts known to the decision making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company.

          Our Bylaws also provide that without the necessity of entering into an express contract, all rights to indemnification and advances to our directors and executive officers shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the Company and the director or executive officer. Any right to indemnification or advances granted to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if: (i) the claim for indemnification or advances is denied, in whole or in part; or (ii) no disposition of such claim is made within ninety (90) days of request therefore. The claimant in such enforcement action, if successful, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. A determination by the Company (including the board of directors, independent legal counsel or the stockholders) that indemnification of the claimant is proper because he has met the applicable standard of conduct or that the claimant has not med such applicable standard of conduct shall not be a defense to the action nor shall it create a presumption that claimant has not met the applicable standard of conduct.

Where You Can Find More Information

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E,, Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

          After this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we intend to file periodic reports and other information with the Securities and Exchange Commission. We are not required by these requirements to deliver an annual report to our shareholders and, due to the cost involved, it is not likely that we will deliver an annual report with audited financial statements to our shareholders.

Experts

          Olsen Thielen & Company, Ltd., our independent registered public accounting firm, audited our financial statements at December 31, 2007 and December 31, 2006, as set forth in their report. We have included our financial statements and financial information in this prospectus and elsewhere in this registration statement in reliance on the report of Olsen Thielen & Company, Ltd. given on their authority as experts in accounting and auditing.

Legal Matters and Interests of Named Experts

          Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel, LLP (“R & P”) owns 60,714 shares of our common stock. Nimish Patel, a principal of R & P, holds 412,411 shares of our common stock, 45,595 shares underlying certain convertible notes, and 45,595 shares underlying certain warrants. Erick Richardson, another principal of R & P, holds 399,543 shares of our common stock, 45,595 shares underlying certain convertible notes, and 45,595 shares underlying certain warrants. RP Capital, a limited liability company owned by Mr. Richardson and Mr. Patel, holds 142,857 shares of our common stock and warrants to purchase 142,857 shares of our common stock. Other R & P employees beneficially own 260,975 shares of our common stock and warrants to purchase 28,571 shares of our common stock.

Financial Information

          The unaudited interim financial statements for the periods ended June 30, 2008 and June 30, 2007 and for the period from April 23, 2002 (inception) to June 30, 2008 and the audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 and for the period from April 23, 2002 (inception) to December 31, 2007 commence on the following page.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

BioDrain Medical, Inc.

(A Development Stage Company)

Interim Financial Statements

June 30, 2008

(Unaudited)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our audit report, dated August 12, 2008, relating to the financial statements of BioDrain Medical, Inc. appearing in the Prospectus which are a part of this Registration Statement. We also consent to the reference to our Firm under captions “Experts” in the Prospectus.

Olsen, Thielen & Co. Ltd.

St. Paul, Minnesota
November 12, 2008

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) BALANCE SHEET SIX MONTHS ENDED JUNE 30, 2008 AND 2007 AND YEAR ENDED DECEMBER 31, 2007

	June 30, 2008	December 31, 2007	June 30, 2007

	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash	$349,341	$4,179	$566
Prepaid expenses	15,850	4,558	1,294
Other current assets	163,333	—	—

Total current assets	528,524	8,737	1,860

Intangibles, net	118,220	113,056	83,307

Total assets	$646,744	$121,793	$85,167

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$185,800	$203,800	$25,800
Accounts payable	250,825	207,657	92,333
Accrued expenses	289,939	226,429	471,678
Notes payable	10,000	10,000	25,073

Total current liabilities	736,564	647,886	614,884

Long-term debt	132,617	136,508	142,100

Stockholders’ equity (deficit):
Common stock $0.01 par value; 11,970,994 shares authorized; 3,644,524; 1,375,105 and 1,375,105 shares issued	36,445	13,761	13,761
Additional paid-in capital	1,031,523	112,309	108,400
Deficit accumulated during development stage	(1,290,406)	(788,671)	(793,978)

Total stockholders’ equity (deficit)	(222,438)	(662,601)	(671,817)

Total liabilities and stockholders’ equity (deficit)	$646,744	$121,793	$85,167

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2008 AND 2007 AND
YEAR ENDED DECEMBER 31, 2007 AND
PERIOD FROM APRIL 23, 2002 (INCEPTION) TO JUNE 30, 2008

	For the Six Months Ended June 30, 2008	For the Year Ended December 31, 2007	For the Six Months Ended June 30,	For the Period From April 23, 2002 (Inception) To June 30,

			2007	2008

	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Operating expenses	$494,734	$126,684	$154,298	$1,229,880

Interest expense	7,001	33,238	10,931	60,526

Net loss	$501,735	$159,922	$165,229	$1,290,406

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT) PERIOD FROM APRIL 23, 2002 (INCEPTION) TO JUNE 30, 2008

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

Issuance of common stock	4,196,962	$41,969	$881,235	$(788,671)		$134,533

Reverse stock split 6/6/08 1.670705	(552,438)	$(5,524)	$5,524	$	$

Vested stock options and warrants	—	—	144,764	—		144,764

Net loss				(1,290,406)		(1,290,406)

Balance on June 30, 2008 (Unaudited)	3,644,524	$36,445	$1,031,523	$(1,290,406)		$(1,145,642)

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) STATEMENTS OF CASH FLOWS SIX MONTHS ENDED JUNE 30, 2008 YEAR ENDED DECEMBER 31, 2007 AND PERIOD FROM APRIL 23, 2002 (INCEPTION) TO JUNE 30, 2008

	For the Six Months Ended June 30, 2008 (Unaudited)	For the Year Ended December 31, 2007 (Audited)	For the Period From April 23, 2002 (Inception) To June 30, 2008 (Unaudited)
Cash flows from operating activities:
Net loss	$(501,735)	$(159,922)	$(1,290,406)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	—	47	350
Vested stock options and warrants	117,365	10,962	144,764
Changes in assets and liabilities:
Prepaid expenses	(11,292)	(4,287)	(15,850)
Other assets	(163,333)	—	(163,333)
Accounts payable	43,169	127,125	250,826
Note payable to shareholder	—	(10,973)	(10,973)
Accrued expenses	63,509	(187,092)	289,938

Net cash used in operating activities	(452,317)	(224,140)	(794,684)

Cash flows from investing activities:
Purchases of intangibles	(5,164)	(46,092)	(118,570)

Net cash used in investing activities	(5,164)	(46,092)	(118,570)

Cash flows from financing activities:
Proceeds on long-term debt	—	274,000	421,505
Principal payments on long-term debt	(21,891)	(1,592)	(82,115)
Issuance of common stock	824,534	1,000	923,205

Net cash provided by financing activities	802,643	273,408	1,262,595

Net increase in cash and cash equivalents	345,162	3,176	349,341

Cash at beginning of year	4,179	1,003	—

Cash at end of year	$349,341	$4,179	$349,341

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

BioDrain Medical, Inc. was incorporated under the laws of the State of Minnesota in 2002. The Company is developing an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care.

Accounting Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intangible Assets

Intangible assets consist of patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified. No impairment losses have been identified by management.

Income Taxes

Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major temporary differences are the net operating losses. Due to historical losses on the accrual basis the related deferred tax assets are not recorded in the financial statements.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs were $91,400 and $400 for the six months ended June 30, 2008 and 2007, respectively.

NOTE 2 – DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception to June 30, 2008, 3,644,524 shares have been issued between par value and $1.67. Operations since incorporation have been devoted to raising capital, obtaining financing, development of the Company’s product, and administrative services.

NOTE 3 – STOCK OPTIONS AND WARRANTS

The Company has a stock option plan, which allows issuance of both incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the board of directors. Vesting requirements are determined by the board of directors when granted and currently range from immediate to three years. Options under this plan have terms varying from three to seven years.

The Company was required to adopt the provisions of FASB Statement No. 123R, Share-Based Payment

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS

(SFAS 123R) effective January 1, 2006. As permitted by SFAS No. 123R, the Company accounts for stock option awards using the calculated value method. The Company opted for early adoption of the provisions of SFAS 123R.

The provisions of SFAS No. 123R are applicable to stock options awarded by the Company beginning in 2005. Under SFAS No. 123R, the Company is required to recognize compensation expense for options granted in 2005 and thereafter.

The Company has elected to use the Black-Scholes-Merton option pricing model. The fair value of these options was calculated using a risk-free interest rate of 3.49% to 5.07%, an expected life of 5 years and an expected volatility and dividend rate of 0%. Compensation expense recognized in the financial statements was $117,365 and $7,053 for June 30, 2008 and 2007, respectively.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options (1)		Warrants (1)

	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price

Outstanding at December 31, 2005	17,956	$1.67	20,949	$2.62

Issued	23,942	1.67	71,826	0.85

Outstanding at December 31, 2006	41,898	$1.67	92,775	$1.25

Issued	—	—	28,503	0.58

Outstanding at December 31, 2007	41,898	$1.67	121,278	$1.09

Issued	5,985	0.58	2,588,056	0.46

Outstanding at June 30, 2008	47,883	$1.53	2,709,334	0.49

          (1) Adjusted for the reverse stock split in total at June 30, 2008.

At June 30, 2008, 29,926 stock options are fully vested and currently exercisable. 2,709,334 warrants are fully vested and exercisable.

The following summarizes the status of options and warrants outstanding at June 30, 2008:

Range of Exercise Prices	Shares	Weighted Average Remaining Life

Options
$1.67	41,898	3.44
$0.58	5,985	4.37
Warrants
$0.02	71,826	5.95
$0.58	28,502	3.67
$0.46	2,552,143	2.95
$1.67	44,892	3.19
$3.34	11,971	0.30

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS

Stock options and warrants expire on various dates from October 2008 to December 2013.

In October 2007, the exercise price on the $2.00 warrants changed to $2.25 in accordance with the common stock warrant purchase agreement.

On June 6, 2008, the Board of Directors approved a reverse stock split. The authorized number of common stock of 20,000,000 was proportionately divided by 1.2545 to 15,942,607.

On October 20, 2008, the Board of Directors (i) approved a second reverse stock split pursuant to which the authorized number of shares of common stock of 15,942,607 was proportionately divided by 1.33177 to 11,970,994 and (ii) approved a resolution to increase the number of authorized shares of our common stock from 11,970,994 to 40,000,000, which is subject to shareholder approval.

NOTE 4 – INCOME TAXES

There is no income tax provision in the accompanying statement of operations due primarily to the valuation allowance for the deferred tax assets and state income taxes.

Federal and state income tax return operating loss carryovers as of June 30, 2008, were approximately $1,261,000 and will begin to expire in 2018.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The components of deferred income taxes at June 30 are as follows:

	June 30,

	2008	2007

	(Unaudited)	(Unaudited)
Deferred Tax Asset:
Net Operating Loss	$315,000	$196,000

Total Deferred Tax Asset	315,000	196,000
Less Valuation Allowance	315,000	196,000

Net Deferred Income Taxes	$—	$—

NOTE 5 –NOTES PAYABLE

The Company has a convertible debenture with a corporation of $10,000 at 10.25% that matured in 2007 and is now overdue. The debenture is convertible to the Company’s common stock at $0.90 per share or the price per share at which the next equity financing agreement is completed.

NOTE 6 – LONG-TERM DEBT

Long-term debt is as follows:

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS

	June 30,

	2008	2007

Notes payable to several individuals due April 2008 including 8% fixed interest and is now overdue. The notes are convertible into 620,096 shares of the Company’s common stock.	$170,000	$—

Note payable to bank in monthly installments of $1,275/including variable interest at 2% above the prevailing prime rate (7.00% at June 30, 2008) to August 2011 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	44,417	49,901

Note payable to Development Corporation in interest only payments at 8% to December 2008 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	—	18,000

Notes payable to two individuals in interest only payments at 12% to March 2012 when the remaining balance is payable. The notes are convertible into shares of stock in the Company at a price equal to the next completed funding transaction by the Company.	100,000	100,000

Notes payable to four shareholders of the Company that are overdue. The notes are convertible into shares of stock in the Company at $1.00 per share.	4,000	4,000

Total	318,417	171,901
Less amount due within one year	185,800	29,900

Long-Term Debt	$132,617	$142,001

Cash payments for interest were $2,950 on June 30, 2008 and $8,069 in 2007.

Principal payments required during the next five years are: 2009 - $185,800; 2010 - $12,000; 2011 - $13,300; 2012 - $7,300; and 2013 - $100,000.

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to June 30, 2008, the Company received $503,600 before financing, commissions and other associated costs in a private placement offering. This offering closed as of November 1, 2008.

On October 20, 2008, the Board of Directors approved a second reverse stock split of 1.670705-to-1. The authorized number of common stock of 15,942,607 was proportionately divided by 1.33177 to 11,970,994.

On October 20, 2008 the Board of Directors also approved an increase in the number of authorized shares of the Company’s common stock from 11,970,994 to 40,000,000, which is subject to shareholder approval.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
BioDrain Medical, Inc.
Orono, Minnesota

We have audited the balance sheet of BioDrain Medical, Inc. (a development stage company) as of December 31, 2007 and 2006 and the related statements of operations and cash flows for the years then ended and for the period from April 23, 2002 (inception), to December 31, 2007 and the statement of stockholders’ deficit for the period from April 23, 2002 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioDrain Medical, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and from April 23, 2002 (inception), to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

St. Paul, Minnesota
August 12, 2008

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

BioDrain Medical, Inc.

(A Development Stage Company)

Financial Statements

December 31, 2007

(Audited)

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2007 AND 2006

	December 31, 2007	December 31, 2006

ASSETS
Current assets:
Cash	$4,179	$1,003
Prepaid expenses	4,558	271

Total current assets	8,737	1,274

Intangibles, net	113,056	67,011

Total assets	$121,793	$68,285

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$203,800	$20,500
Accounts payable	207,657	80,532
Accrued expenses	226,429	413,521
Note payable	10,000	10,000
Note Payable to Shareholder	—	10,973

Total current liabilities	647,886	535,526

Long-term debt	136,508	47,400

Stockholders’ equity (deficit):
Common stock $0.01 par value; 20,000,000 shares authorized; 1,376,105 and 1,375,105 shares issued	13,761	13,751
Additional paid-in capital	112,309	100,357
Deficit accumulated during development stage	(788,671)	(628,749)

Total stockholders’ equity (deficit)	(662,601)	(514,641)

Total liabilities and stockholders’ equity (deficit)	$121,793	$68,285

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007 AND 2006 AND
THE PERIOD FROM APRIL 23, 2002 (INCEPTION) TO DECEMBER 31, 2007

	For the Year Ended December 31,	For the Year Ended December 31,	For the Period From April 23, 2002 (Inception) To December 31,

	2007	2006	2007

Operating expenses	$126,684	$266,958	$735,146

Interest expense	33,238	6,068	53,525

Net loss	$159,922	$273,026	$788,671

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
PERIOD FROM APRIL 23, 2002 (INCEPTION) TO DECEMBER 31, 2007

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

Issuance of common stock	1,376,105	$13,761	$84,910	$—	$98,671

Vested stock options and warrants			27,399	—	27,399

Net loss				(788,671)	(788,671)

Balance on December 31, 2007	1,376,105	$13,761	$112,309	$(788,671)	$(662,601)

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006 AND
THE PERIOD FROM APRIL 23, 2002 (INCEPTION) TO DECEMBER 31, 2007

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Period From April 23, 2002 (Inception) To December 31, 2007

Cash flows from operating activities:
Net loss	$(159,922)	$(273,026)	$(788,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	47	70	350
Vested stock options and warrants	10,962	13,644	27,399
Changes in assets and liabilities:
Prepaid expenses	(4,287)	201	(4,558)
Accounts payable	127,125	46,823	207,657
Note payable to shareholder	(10,973)	—	(10,973)
Accrued expenses	(187,092)	198,118	226,429

Net cash used in operating activities	(224,140)	(14,170)	(342,367)

Cash flows from investing activities:
Purchases of intangibles	(46,092)	(29,675)	(113,406)

Net cash used in investing activities	(46,092)	(29,675)	(113,406)

Cash flows from financing activities:
Proceeds on long-term debt	274,000	10,000	421,505
Principal payments on long-term debt	(1,592)	(37,658)	(60,224)
Issuance of common stock	1,000	46,901	98,671

Net cash provided by financing activities	273,408	19,243	459,952

Net increase (decrease) in cash and cash equivalents	3,176	(24,602)	4,179

Cash at beginning of year	1,003	25,605	—

Cash at end of year	$4,179	$1,003	$4,179

See accompanying notes to financial statements.

BIODRAIN MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

BioDrain Medical, Inc. was incorporated under the laws of the State of Minnesota in 2002. The Company is developing an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care.

Accounting Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intangible Assets

Intangible assets consist of patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified. No impairment losses have been identified by management.

Income Taxes

Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major temporary differences are the net operating losses. Due to historical losses on the accrual basis the related deferred tax assets are not recorded in the financial statements.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs were $1,434 and $75,383 for 2007 and 2006, respectively.

NOTE 2 – DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. One million shares of common stock were issued at par value and since inception 376,105 shares have been issued between par value and $1. Operations since incorporation have been devoted to raising capital, obtaining financing, development of the Company’s product, and administrative services.

NOTE 3 – STOCK OPTIONS AND WARRANTS

The Company has a stock option plan, which allows issuance of both incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms varying from five to seven years.

The Company was required to adopt the provisions of FASB Statement No. 123R, Share-Based Payment (SFAS 123R) effective January 1, 2006. As permitted by SFAS No. 123R, the Company accounts for stock option awards using the calculated value method. The Company opted for early adoption of the provisions of SFAS 123R.

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS

The provisions of SFAS No. 123R are applicable to stock options awarded by the Company beginning in 2005. Under SFAS No. 123R, the Company is required to recognize compensation expense for options granted in 2005 and thereafter.

The Company has elected to use the Black-Scholes-Merton option pricing model. The fair value of these options was calculated using a risk-free interest rate of 4.12% to 5.07%, an expected life of 5 years and an expected volatility and dividend rate of 0%. Compensation expense recognized in the financial statements was $10,962 and $13,644 for 2007 and 2006, respectively.

The following summarizes transactions for stock options and warrants for the years ended December 31, 2007 and 2006:

	Stock Options		Warrants

	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price

Outstanding at December 31, 2005	30,000	$1.00	35,000	$1.57

Issued	40,000	1.00	120,000	0.51

Outstanding at December 31, 2006	70,000	$1.00	155,000	$0.75

Issued	—	—	47,620	0.35

Outstanding at December 31, 2007	70,000	$1.00	202,620	$0.66

At December 31, 2007, 40,000 stock options are fully vested and currently exercisable. 202,620 warrants are fully vested and exercisable.

The following summarizes the status of options and warrants outstanding at December 31, 2007:

Range of Exercise Prices	Shares	Weighted Average Remaining Life

Options
$1.00	70,000	3.31
$0.35	10,000	4.37
Warrants
$0.01	60,000	5.45
$0.35	47,620	4.17
$1.00	75,000	3.69
$2.00	20,000	0.79

Stock options and warrants expire on various dates from October 2008 to December 2013.

In October 2007, the exercise price on the $2.00 warrants changed to $2.25 in accordance with the common stock warrant purchase agreement.

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS

NOTE 4 – INCOME TAXES

There is no income tax provision in the accompanying statement of operations due primarily to the valuation allowance for the deferred tax assets and state income taxes.

Federal and state income tax return operating loss carryovers as of December 31, 2007, were approximately $785,000 and will begin to expire in 2017.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The components of deferred income taxes at December 31 are as follows:

	December 31,

	2007	2006

Deferred Tax Asset:
Net Operating Loss	$196,000	$156,000

Total Deferred Tax Asset	196,000	156,000
Less Valuation Allowance	196,000	156,000

Net Deferred Income Taxes	$—	$—

NOTE 5 –NOTES PAYABLE

The Company has a convertible debenture with a corporation of $10,000 at 10.25% that matures in 2007. The debenture is convertible to the Company’s common stock at $0.90 per share or the price per share at which the next equity financing agreement is completed.

NOTE 6 – LONG-TERM DEBT

Long-term debt is as follows:

	December 31,

	2008	2007

Notes payable to several individuals due April 2008 including 8% fixed interest. The notes are convertible into 620,096 shares of the Company’s common stock.	$170,000	$—

Note payable to bank in monthly installments of $1,255/including variable interest at 2% above the prevailing prime rate (7.25% at December 31, 2007) to August 2011 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	48,308	49,900

Note payable to Development Corporation in interest only payments at 8% to December 2008 when the remaining balance is payable. The note is personally guaranteed by executives of the Company.	18,000	18,000

Notes payable to two individuals in interest only payments at 12% to March 2012 when the remaining balance is payable. The notes are convertible into shares of stock in the Company at a price equal to the next completed funding transaction by the Company.	100,000	—

Notes payable to four shareholders of the Company that are overdue. The notes are convertible into shares of stock in the Company at $1.00 per share.	4,000	—

Total	340,308	67,900
Less amount due within one year	203,800	20,500

Long-Term Debt	$136,508	$47,400

BIODRAIN MEDICAL, INC. (A DEVELOPMENT STAGE COMPANY) NOTES TO FINANCIAL STATEMENTS

Cash payments for interest were $8,069 in 2007 and $8,948 in 2006.

Principal payments required during the next five years are: 2008 - $203,800; 2009 - $12,000; 2010 - $13,300; 2011 - $11,200; and 2012 - $100,000.

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to year end 2007, the Company has received $1,065,000 before financing, commissions and other associated costs in a private placement offering.

On June 6, 2008, the Board of Directors approved a reverse stock split. The authorized number of common stock of 20,000,000 was proportionately divided by 1.2545 to 15,942,607.

Part II

Item 24. Indemnification of Directors and Officers.

          We are a Minnesota corporation and certain provisions of the Minnesota Statutes and our Bylaws provide for indemnification of our officers and directors against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

          Section 302A.521, Subd. 2 of the Minnesota Statutes requires a corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit and Section 302A.255, if applicable, has been satisfied;

(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)

in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the corporation or, in the case of performance by a director, officer or employee of the corporation involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

          Section 302A.521 Subd. 2 further provides that the termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, establish that the person did not meet the criteria set forth in this subdivision.

          In addition, Section 302A.521, Subd. 3, requires that if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 302A.521, Subd. 2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

          Section 302A.521 Subd. 4 provides that the articles of incorporation or bylaws of a corporation either may prohibit indemnification or advances of expenses otherwise required by Section 302A.521 or may impose conditions on indemnification or advances of expenses in addition to the conditions contained in Subd. 2 and 3 including, without limitation, monetary limits on indemnification or advances of expenses, if the prohibition or conditions apply equally to all persons or to all persons within a given class. A prohibition or limit on indemnification or advances may not apply to or affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of a provision in the articles of incorporation or the date of adoption of a provision in the corporation’s bylaws establishing the prohibition or limit on indemnification or advances.

          Section 302A.521 Subd. 5 provides that Section 302A.521 does not require, or limit the ability of a corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding

          Section 302A.521 Subd. 6 further provides that:

(a) all determinations whether indemnification of a person is required because the criteria set forth in Subd. 2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 shall be made:

(1)	by the board by a majority of a quorum, if the directors who are at the time parties to the proceeding are not counted for determining either a majority or the presence of a quorum;

(2)

if a quorum under clause (1) cannot be obtained, by a majority of a committee of the board, consisting solely of two or more directors not at the time parties to the proceeding, duly designated to act in the matter by a majority of the full board including directors who are parties;

(3)

if a determination is not made under clause (1) or (2), by special legal counsel, selected either by a majority of the board or a committee by vote pursuant to clause (1) or (2) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority of the full board including directors who are parties;

(4)

if a determination is not made under clauses (1) to (3), by the affirmative vote of the shareholders required by Section 302A.437 of the Minnesota Statutes, but the shares held by parties to the proceeding must not be counted in determining the presence of a quorum and are not considered to be present and entitled to vote on the determination; or

(5)

if an adverse determination is made under clauses (1) to (4) or under paragraph (b), or if no determination is made under clauses (1) to (4) or under paragraph (b) within 60 days after (i) the later to occur of the termination of a proceeding or a written request for indemnification to the corporation or (ii) a written request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires. The person seeking indemnification or payment or reimbursement of expenses pursuant to this clause has the burden of establishing that the person is entitled to indemnification or payment or reimbursement of expenses.

(b) With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Subd. 2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Subd. 3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

          Section 302A.521 Subd 7 allows a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of section 302A.521 of the Minnesota Statutes.

          Section 302A.521 Subd. 8 requires a corporation that indemnifies or advances expenses to a person in accordance with Section 302A.521 in connection with a proceeding by or on behalf of the corporation to report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

          Section 302A.521 Subd. 9 provides that nothing in Section 302A.521 shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.

          Pursuant to our Bylaws, we may indemnify our directors and executive officers to the fullest extent not prohibited by any applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by our Board of Directors; (iii) such indemnification is provided by the Company, in our sole discretion, pursuant to the powers vested in the Company under any applicable law. We shall have the power to indemnify our other officers, employees and other agents as set forth in any other applicable law. Our Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as our Board of Directors shall determine.

          In addition, our Bylaws provide that we will advance to any person who was or is a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Company, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that the advancement of expenses shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by a majority vote of directors who are not parties to the proceeding; (ii) by a committee of such directors designated by a majority vote of such directors; or (iii) if there are no such directors, or such directors so direct, by a written opinion from independent legal counsel, that the facts known to the decision making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company.

          Our Bylaws also provide that without the necessity of entering into an express contract, all rights to indemnification and advances to our directors and executive officers shall be deemed to be contractual rights and to be effective to the same extent and as if provided for in a contract between the Company and the director or executive officer. Any right to indemnification or advances granted to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if: (i) the claim for indemnification or advances is denied, in whole or in part; or (ii) no disposition of such claim is made within ninety (90) days of request therefore. The claimant in such enforcement action, if successful, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. A determination by the Company (including the Board of Directors, independent legal counsel or the stockholders) that indemnification of the claimant is proper because he has met the applicable standard of conduct or that the claimant has not med such applicable standard of conduct shall not be a defense to the action nor shall it create a presumption that claimant has not met the applicable standard of conduct.

Item 25. Other Expenses of Issuance and Distribution.

          The following table sets forth an estimate of the costs and expenses payable by us in connection with the registration of the common stock offered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Amount

SEC Registration Fee	$200
Printing Fees	$30,000
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$60,000
Miscellaneous	$55,000

Total	$225,200

Item 26. Recent Sales of Unregistered Securities.

          During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933, as amended. The discussions below take into account the June 6, 2008 and October 20, 2008 reverse stock splits.

          On August 22, 2005, we issued options to purchase 30,000 (17,957 post split) shares of our common stock at $1.00 per share to a member of our board of directors, Thomas McGoldrick, for his services as a director. The options were grantable annually at 10,000 per year starting in 2008.

          On August 31, 2005, we issued warrants to purchase 5,000 (2,993 post split) shares of our common stock at $1.00 per share to each of three members of our Medical Advisory Board for their services on the Medical Advisory Board.

          On December 14, 2005, we issued 12,500 (7,482 post split) shares of common stock to officers Lawrence Gadbaw and Gerald Rice for personal guarantees on Company loans.

          On May 16, 2006, we issued 120,133 (91,906 post split) shares of our common stock to the inventor of our intellectual property at $1.00 per share.

          On June 12, 2006, we issued warrants to purchase 60,000 (35,913 post split) shares of our common stock at $.01 per share to a well-known physician for his services on the Medical Advisory Board. The warrant agreement contained an anti-dilution clause that would add another 60,000 (35,913 post split) shares upon any large, dilutionary offering.

          On August 8, 2006, we issued 25,000 (14,964 post split) shares of our common stock to a vendor in partial payment of an invoice.

          On August 22, 2006, pursuant to a stock option agreement with Thomas McGoldrick, a member of our board of directors, we issued warrants to purchase 10,000 (5,986 post split) shares of our common stock to Mr. McGoldrick.

          On October 4, 2006, we entered into an employment agreement with Kevin Davidson, our Chief Executive Officer. As part of this agreement, we agreed to issue 50,000 (29,928 post split) shares of our common stock to Mr. Davidson, which was issued on October 19, 2006. This amounted to 3.81% of our outstanding common stock. Mr. Davidson has an anti-dilution protection in his employment agreement that he would retain his 3.81% ownership up to the first $1,000,000 raised by the Company. This amounted to 543,292 shares. On October 14, 2008, pursuant to a stock option agreement with the Company, Mr. Davidson opted to convert the stock to stock options.

          On October 23, 2006, we issued 15,000 (8,979 post split) shares of our common stock to an employee as a part of his compensation package in his employment agreement.

          On November 11, 2006, we issued options to purchase 30,000 (17,975) shares of our common stock at $1.00 per share to a member of our board of directors, Andrew Reding, for his services as a director. The options were grantable annually at 10,000 per year starting in 2007.

          On December 1, 2006, we fully repaid two of our three loans due to Wisconsin Rural Enterprise Fund (“WREF”). As of December 2006 the total principal due was $37,500. We issued 43,000 (25,738 post split) shares of our common stock at $1.00 per share to fully repay the two loans plus interest. In addition, we issued warrants to purchase 35,000 shares of our common stock at $1.00 per share. All stock issued to WREF carries a non-dilution clause that issues WREF additional stock to match the dollar value of their investment, at $1.00 per share.

          On December 1, 2006, we issued 5,000 (3,986 post split) shares of our common stock to pay a consulting fee to Wisconsin Business Innovation Corporation, a related firm of WREF.

          On December 7, 2006, we issued warrants to purchase 5,000 (2,993 post split) shares of our common stock at $1.00 per share to one of our Medical Advisory Board members for her services.

          On December 20, 2006 we issued warrants to purchase 5,000 (2,993 post split) shares of our common stock each at $1.00 per share to two advisors for their services to the Company.

          On January 30, 2007 we fully repaid a Company loan of $1.000 due one of our employees to 1,000 (599 post split) shares of our common stock.

          On March 1, 2007, we entered into a convertible debenture agreement with two payees, who loaned us $50,000 each, whereby we agreed to issue warrants to purchase up to 20% of the loan amount (or $10,000 each) at a price per share equal to the Company’s next completed funding.

          On November 11, 2007, pursuant to a stock option agreement with Andrew Reding, a member of our board of directors, we issued warrants to purchase 10,000 (5,986 post split) shares of our common stock to Mr. Reding.

          On February 29, 2008, we entered into a consulting agreement with Jeremy Roll for referral services for the Company’s funding that was completed on August 31, 2008. Under the agreement, in addition to a cash referral fee, Mr. Roll was entitled to receive warrants to purchase our common stock at $.35 per share equal to 10% of his gross proceeds of the funds raised for us. As a result, in July 7, 2008 Mr. Roll received warrants to purchase 11,429 shares of our common stock.

          On March 10, 2008, we entered into a finder agreement with Thomas Pronesti for referral services for the Company’s funding that was completed on August 31, 2008. This agreement also covered the following finders: Craig Kulman, Caron Partners, LP and Bellajule Partners, LP. Under the agreement, in addition to a cash referral fee, the finders were entitled to receive 10% of their gross proceeds raised for us with a fair market value of our common stock, or $.35 per share. As a result, on June 23, 2008, the group of finders received an aggregate of 155,142 shares of our common stock.

          On April 15, 2008, we entered into an investor relations agreement with Kulman IR, LLC. Under the agreement, in addition to cash fees, Kulman was entitled to receive 250,000 shares of our common stock. On June 23, 2008 Kulman and Cross Street Partners, Inc. each received 125,000 shares of our common stock.

          On June 16, 2008, we entered into an employment agreement with Chad Ruwe. As part of this agreement we issued him options to purchase 250,000 shares of our common stock at $.35 per share.

          On June 30, 2008, we entered into a consulting agreement with Namaste Financial, Inc. for a one-year period of general business, strategic and growth advisory services. Under the agreement, Namaste is entitled to receive 125,000 shares of our common stock and warrants to purchase an 125,000 shares of our common stock at $.46 per share.

          On August 11, 2008, we entered into an employment agreement with David Dauwalter. As part of this agreement we issued him options to purchase 50,000 shares of our common stock.

          In August 2008, we issued a warrant to purchase 50,000 shares of our common stock at $.46 per share to a regulatory consultant for his past services.

Item 27. Exhibits.

EXHIBIT INDEX

3.1	Articles of Incorporation of the Registrant, as amended

3.2	Bylaws of the Registrant, as amended

5.1	Opinion of Richardson & Patel LLP*

10.1	Form of Employment Agreement by and between the Registrant and Kevin R. Davidson dated October 4, 2006

10.2	Form of Employment Agreement by and between the Registrant and Gerald D. Rice dated October 18, 2006

10.3	Form of Employment Agreement by and between the Registrant and Chad A. Ruwe dated June 16, 2008

10.4	Form of Confidential Separation Agreement and Release by and between the Registrant and Lawrence W. Gadbaw dated August 13, 2008

10.5	Form of Nondisclosure and Noncompete Agreement by and between the Registrant and Lawrence W. Gadbaw dated October 18, 2006

10.6	Form of Stock Option Agreement by and between the Registrant and Kevin R. Davidson dated June 5, 2008

10.7	Form of Director Stock Option Agreement between the Registrant and Thomas McGoldrick dated August 22, 2006

10.8	Form of Director Stock Option Agreement between the Registrant and Andrew P. Reding dated November 11, 2006

10.9	Form of Consulting Agreement by and between the Registrant and Jeremy Roll dated February 29, 2008

10.10	Form of Consulting Agreement by and between the Registrant and Namaste Financial, Inc. dated June 30, 2008

10.11	Form of Consulting Agreement by and between the Registrant and Marshall C. Ryan and Mid-State Stainless, Inc. dated June 2008

10.12	Form of Investor Relations Agreement by and between the Registrant and Kulman IR, LLC dated April 15, 2008

10.13	Form of Finder Agreement by and between the Registrant and Thomas Pronesti dated March 10, 2008

10.14	Form of Patent Assignment by Marshall C. Ryan in favor of the Registrant dated June 18, 2008

10.15	Form of Convertible Debenture by and between the Registrant and Kevin R. Davidson dated February 2, 2007

10.16	Form of Convertible Debenture by and between the Registrant and Peter L. Morawetz dated February 2, 2007

10.17	Form of Convertible Debenture by and between the Registrant and Andrew P. Reding dated February 2, 2007

10.18	Form of Convertible Debenture by and between the Registrant and Thomas McGoldrick dated January 30, 2007

10.19	Form of Convertible Debenture by and between the Registrant and Andcor Companies, Inc. dated September 29, 2006

10.20	Form of Convertible Debenture by and between the Registrant and Carl Moore dated March 1, 2007

10.21	Form of Convertible Debenture by and between the Registrant and Roy Moore dated March 1, 2007

10.22	Form of Advisory Board Warrant Agreement by and between the Registrant and Debbie Heitzman dated August 31, 2005

10.23	Form of Advisory Board Warrant Agreement by and between the Registrant and Mary Wells Gorman dated August 31, 2005

10.24	Form of Advisory Board Warrant Agreement by and between the Registrant and David Feroe dated August 31, 2005

10.25	Form of Advisory Board Warrant Agreement by and between the Registrant and Dr. Arnold S. Leonard dated June 12, 2006

10.26	Form of Advisory Board Warrant Agreement by and between the Registrant and Karen A. Ventura dated December 7, 2006

10.27	Form of Advisory Board Warrant Agreement by and between the Registrant and Nancy A. Kolb dated December 20, 2006

10.28	Form of Advisory Board Warrant Agreement by and between the Registrant and Kim Shelquist dated December 20, 2006

10.29	Form of Warrant Agreement by and between the Registrant and Wisconsin Rural Enterprise Fund, LLC dated December 1, 2006

10.30	Form of Stock Purchase and Sale Agreement by and between the Registrant and Wisconsin Rural Enterprise Fund, LLC dated July 31, 2006

10.31	Form of Subscription Agreement

10.32	Form of Registration Rights Agreement

10.33	Form of Escrow Agreement

10.34	Form of Warrant

10.35	2008 Equity Incentive Plan

10.36	Office Lease Agreement by and between the Registrant and Roseville Properties Management Company, as agent for Lexington Business Park, LLC

14	Code of Ethics*

21	Subsidiaries of the Registrant

23.1	Consent of Olsen Thielen & Co., Ltd.

23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)

* To be filed by amendment.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

          1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any additional or changed material information on the plan of distribution.

          2.          For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

          4.          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[The remainder of this page left blank intentionally]

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mendota Heights, State of Minnesota on November 12, 2008.

BIODRAIN MEDICAL, INC.

By:	/s/ Kevin R. Davidson

Kevin R. Davidson
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Lawrence W. Gadbaw

Lawrence W. Gadbaw	Chairman of the Board of Directors	November 12, 2008

/s/ Kevin R. Davidson	President, Chief Executive Officer and director (Principal Executive Officer)

Kevin R. Davidson		November 12, 2008

/s/ Gerald D. Rice	Chief Financial Officer (Principal Financial Officer) and Secretary

Gerald D. Rice		November 12, 2008

/s/ Chad A. Ruwe	Executive Vice President of Operations and director

Chad A. Ruwe		November 12, 2008

/s/ Peter L. Morawetz

Peter L. Morawetz	Director	November 12, 2008

/s/ Thomas J. McGoldrick

Thomas J. McGoldrick	Director	November 12, 2008

/s/ Andrew P. Reding

Andrew P. Reding	Director	November 12, 2008